UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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The Black & Decker Corporation

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Notice Of Annual Meeting Of Stockholders

The 2005 Annual Meeting of Stockholders of The Black & Decker Corporation will be held at the Sheraton Baltimore North Hotel, 903 Dulaney Valley Road, Towson, Maryland 21204, on April 26, 2005, at 9:00 A.M., Eastern Time, for the following purposes:

1.	To elect nine directors to serve until the next annual meeting;

2.	To ratify the selection of Ernst & Young LLP as Black & Decker’s independent registered public accounting firm for 2005;

3.	To amend and re-approve the performance-based goals under The Black & Decker Performance Equity Plan;

4.	To re-approve the performance-based goals under The Black & Decker Executive Annual Incentive Plan;

5.	To act on two stockholder proposals; and

6.	To conduct any other business properly brought before the meeting.

Stockholders of record at the close of business on February 22, 2005, will be entitled to vote at the meeting or any adjournments of the meeting.

Your vote is important to us.    We encourage you to vote as soon as possible by one of three convenient methods:

•	call the toll-free number listed on the proxy card, or

•	access the Internet site listed on the proxy card, or

•	sign, date, and return the proxy card in the envelope provided.

Your Board of Directors recommends a vote “for” each of the nominees included in the Proxy Statement, “for” proposals 3 and 4, and “against” the stockholder proposals. The Audit Committee, which has the sole authority to retain Black & Decker’s independent registered public accounting firm, recommends a vote “for” proposal 2.

By Order of the Board of Directors

Barbara B. Lucas

Senior Vice President — Public Affairs and Corporate Secretary

March 14, 2005

Proxy Statement

The Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card, and the Annual Report of The Black & Decker Corporation, including the Annual Report on Form 10-K that includes the Consolidated Financial Statements for the year ended December 31, 2004, are being sent beginning March 14, 2005, to stockholders of record at the close of business on February 22, 2005 (the “Record Date”). On the Record Date, there were 80,222,826 shares of common stock outstanding held by 12,802 stockholders of record. Each share of common stock entitles the holder to one vote.

The Board of Directors is soliciting proxies to be voted at the 2005 Annual Meeting of Stockholders to be held at the Sheraton Baltimore North Hotel, 903 Dulaney Valley Road, Towson, Maryland 21204, on April 26, 2005, at 9:00 A.M., Eastern Time. You may vote your shares by: (1) calling the toll-free number listed on the enclosed proxy card; (2) accessing the Internet site listed on the proxy card; (3) signing the proxy card and returning it in the enclosed envelope; or (4) attending the meeting in person and voting by ballot at the meeting. You may revoke your proxy, whether given by signing the enclosed proxy card or by using the telephone or Internet procedure, at any time before it is exercised by: (1) delivering written notice of revocation to Black & Decker’s Corporate Secretary; (2) delivering another proxy that is properly signed and has a later date; (3) voting by telephone or through the Internet on a later date; or (4) voting in person at the meeting. Voting by mail using the enclosed proxy card, by telephone, or by accessing the Internet does not limit your right to attend the meeting and change your vote by ballot at the meeting.

The telephone and Internet voting procedures are described on the enclosed proxy card or were sent to you by e-mail if you chose to receive your materials relating to the annual meeting online. The telephone and Internet voting procedures are designed to verify stockholders’ identities, allow stockholders to give voting instructions, and confirm that their instructions have been properly recorded. Your telephone or Internet instructions will authorize the persons named as Proxies to vote your shares as you direct.

Upon request, Black & Decker will supply proxy materials to brokerage houses and other custodians, nominees, and fiduciaries for distribution to beneficial owners of Black & Decker shares and will reimburse them for their distribution expenses. Black & Decker has hired a proxy solicitation firm, D. F. King & Co., Inc., to assist in the solicitation of proxies and has agreed to pay D. F. King approximately $13,000 and to reimburse its expenses. The solicitation of proxies is being made by mail, and also may be made personally, electronically, or by telephone by Black & Decker employees and representatives of D. F. King.

In accordance with a notice sent to eligible beneficial owners of Black & Decker shares who share a single address, only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank, or nominee received contrary instructions from any beneficial stockholder at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If a beneficial owner at that address wishes to receive an Annual Report or Proxy Statement this year or in the future, he or she may contact the Corporate Secretary at Black & Decker’s principal executive office. Black & Decker’s principal executive office is at 701 East Joppa Road, Towson, Maryland 21286, and its telephone number is 410-716-3900.

VOTING SECURITIES

On the Record Date, to Black & Decker’s knowledge, no one other than the stockholders listed in the following table beneficially owned more than 5% of the outstanding shares of its common stock.

Name	Title of Class	Amount of Beneficial Ownership		Percent of Class
Barclays Global Investors, NA	Common Stock	11,158,092 shares	(1)	13.9%
45 Fremont Street
San Francisco, CA 94105

Mellon Financial Corporation	Common Stock	4,368,242 shares	(2)	5.4%
One Mellon Center
Pittsburgh, Pennsylvania 15258
(1)	Based on the Schedule 13G filed February 14, 2005, by Barclays Global Investors NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited, and Hymf Limited. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting power as to 9,986,457 shares and sole dispositive power as to 11,158,092 shares and did not have shared power as to any shares.
(2)	Based on the Schedule 13G filed February 15, 2005, by Mellon Financial Corporation, Mellon Trust of New England, National Association, Mellon Bank, N.A., Mellon Trust of California, Mellon Private Trust Company, National Association, Franklin Portfolio Associates LLC, Mellon Capital Management Corporation, Mellon Equity Associates, LLP, The Dreyfus Corporation, The Boston Company Asset Management, LLC, Standish Mellon Asset Management LLC, MBC Investments Corporation, and The Boston Company, Inc. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting power as to 1,306,053 shares, shared voting power as to 55,100 shares, sole dispositive power as to 4,194,621 shares, and shared dispositive power as to 161,800 shares.

ELECTION OF DIRECTORS

Nine directors will be elected to hold office until their successors are elected and qualified. The presence, in person or by proxy, of the record holders of a majority of the shares of stock entitled to be voted at the meeting constitutes a quorum for the conduct of business. If a quorum is present, the affirmative vote of the record holders of a majority of the shares of stock represented at the meeting in person or by proxy is necessary to elect directors. Abstentions will be treated as shares represented at the meeting and will have the same effect as votes against a director. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Nolan D. Archibald

Chairman, President, and Chief Executive Officer

The Black & Decker Corporation

Mr. Archibald received an undergraduate degree from Weber State University in 1968 and a master of business administration degree from Harvard Business School in 1970. After serving in various executive positions with Conroy, Inc., Mr. Archibald became vice president of marketing for the Airstream Division of Beatrice Companies, Inc. in 1977. His subsequent positions at Beatrice included president of Del Mar Window Coverings, president of Stiffel Lamp Company, and president of the Home Products Division. In 1983, he was elected a senior vice president of Beatrice and president of the Consumer and Commercial Products Group. Mr. Archibald left Beatrice and was elected president and chief operating officer of Black & Decker in 1985 and chief executive officer in 1986. He has served continuously in the additional position of chairman of the board since 1987.

Mr. Archibald, who is 61, was first elected a director of Black & Decker in 1985. He also serves as a director of Brunswick Corporation and Lockheed Martin Corporation.

Norman R. Augustine

Retired Chairman and Chief Executive Officer

Lockheed Martin Corporation

Mr. Augustine received a bachelor of science degree in 1957 and a master of science degree in 1959, both in aeronautical engineering, from Princeton University. After serving in various capacities with Douglas Aircraft Company and Vought Missiles and Space Company, he joined the United States Department of Defense, where he served as Undersecretary of the Army. Mr. Augustine joined Martin Marietta Corporation, a predecessor of Lockheed Martin Corporation, in 1977 as vice president of Aerospace Technical Operations, became a director in 1986, and rose to the position of chairman of the board and chief executive officer in 1988. Following the merger of Martin Marietta and Lockheed Corporation in 1995, he served as president of Lockheed Martin Corporation and later as chairman of the board and chief executive officer. From 1997 through 1999, Mr. Augustine was a lecturer with the rank of Professor on the faculty of Princeton University.

Mr. Augustine, who is 69, was first elected a director of Black & Decker in 1997. He also serves as a director of Lockheed Martin Corporation, ConocoPhillips, and The Procter & Gamble Company.

Barbara L. Bowles

Chairman and Chief Executive Officer

The Kenwood Group, Inc.

Ms. Bowles received an undergraduate degree from Fisk University in 1968 and a master of business administration degree from the University of Chicago in 1971. Following graduation, she held various positions at First National Bank of Chicago, including vice president of trust investments. From 1981 to 1984, Ms. Bowles was assistant vice president and director of investor relations for Beatrice Companies, Inc. In 1984, she joined Kraft, Inc., where she served as corporate vice president until 1989. Ms. Bowles was president and chief executive officer, and is currently chairman of the board and chief executive officer, of The Kenwood Group, Inc., an investment advisory firm that she founded in 1989.

Ms. Bowles, who is 57, was first elected a director of Black & Decker in 1993. She also serves as a director of Wisconsin Energy Corporation, Georgia-Pacific Corporation, Dollar General Corporation, the Chicago Urban League, and the Children’s Memorial Hospital of Chicago.

M. Anthony Burns

Chairman Emeritus

Ryder System, Inc.

Mr. Burns received an undergraduate degree from Brigham Young University in 1964 and a master of business administration degree from the University of California at Berkeley in 1965. After nine years with Mobil Oil Corporation, he joined Ryder System, Inc. in 1974. He was elected president and chief operating officer and a director of Ryder in 1979, chief executive officer in 1983, and chairman of the board in 1985. He retired as chief executive officer in 2000 and as chairman of the board and a director in 2002.

Mr. Burns, who is 62, was first elected a director of Black & Decker in 2001. He also serves as a director of Pfizer Inc. and J. C. Penney Company, Inc. He is a life trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida.

Kim B. Clark

Dean of the Faculty and

George F. Baker Professor of Administration

Harvard Business School

Dean Clark received an undergraduate degree, a master of arts degree, and a doctoral degree in economics from Harvard University. He has been a member of the Harvard faculty since 1978. Currently, Dean Clark’s research is focused on modularity in design and the integration of technology and competition in industry evolution, with a particular focus on the computer industry. He and Carliss Baldwin are co-authors of Design Rules: The Power of Modularity (MIT Press, 2000).

Dean Clark, who is 56, was first elected a director of Black & Decker in 2003. He also serves as a director of JetBlue Airways Corporation.

Manuel A. Fernandez

Chairman Emeritus

Gartner, Inc.

Mr. Fernandez received an undergraduate degree in electrical engineering from the University of Florida in 1967 and completed post-graduate studies in electrical engineering at that university in 1969. He also completed post-graduate work in business administration at the Florida Institute of Technology. He held various positions with ITT, Harris Corporation, and Fairchild Semiconductor Corporation before becoming president and chief executive officer of Zilog Incorporated in 1979. In 1982, he joined Gavilan Computer Corporation as president and chief executive officer and, in 1984, became president and chief executive officer of Dataquest, Inc., an information technology service company. From 1991, he served as president, chairman of the board, and chief executive officer of Gartner Group, and was elected chairman emeritus in 2001. Since 1998, he also has been the managing director of SI Ventures, a venture capital firm.

Mr. Fernandez, who is 58, was first elected a director of Black & Decker in 1999. He also serves as a director of Brunswick Corporation, Flowers Foods, and several private companies and foundations and is chairman of the board of trustees of the University of Florida.

Benjamin H. Griswold, IV

Senior Partner

Brown Advisory

Mr. Griswold received an undergraduate degree from Princeton University in 1962 and a master of business administration degree from Harvard Business School in 1967. He joined Alex. Brown & Sons in 1967, became a partner of the firm in 1972, was elected vice chairman of the board and director in 1984, and became chairman of the board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became senior chairman of BT Alex. Brown, and upon the acquisition of Bankers Trust by Deutsche Bank in 1999, he became senior chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc. Mr. Griswold retired from Deutsche Bank Securities Inc. in February 2005 and joined Brown Advisory as Senior Partner in March 2005.

Mr. Griswold, who is 64, was first elected a director of Black & Decker in 2001. He also serves as a director of Baltimore Life Insurance Company and Flowers Foods and is a trustee of The Johns Hopkins University.

Anthony Luiso

Retired President-Campofrio Spain

Campofrio Alimentacion, S.A.

Mr. Luiso received an undergraduate degree from Iona College in 1967 and a master of business administration degree from the University of Chicago in 1982. Upon graduation from college, he was employed by Arthur Andersen & Co. and, in 1971, joined Beatrice Companies, Inc. Mr. Luiso held various positions at Beatrice, including president and chief operating officer of the International Food Division and president and chief operating officer of Beatrice U.S. Food. Mr. Luiso left Beatrice in 1986 to become group vice president and chief operating officer of the Foodservice Group of International Multifoods Corporation and served as chairman of the board, president, and chief executive officer of that corporation until 1996. He served as executive vice president of Tri Valley Growers during 1998. In 1999, he joined Campofrio Alimentacion, S.A., the leading processed meat-products company in Spain, as president-international and subsequently served as president of Campofrio Spain through 2001.

Mr. Luiso, who is 61, was first elected a director of Black & Decker in 1988.

Mark H. Willes

Distinguished Professor of Management

Marriott School of Management

Brigham Young University

Mr. Willes received an undergraduate degree from Columbia College in 1963 and a doctorate from the Columbia Graduate School of Business in 1967. He was Assistant Professor of Finance and Visiting Lecturer at the Wharton School of Finance and Commerce of the University of Pennsylvania from 1967 to 1971. In 1971, Mr. Willes joined the Philadelphia Federal Reserve Bank, where he held a number of positions, including director of research and first vice president. He was president of the Federal Reserve Bank of Minneapolis from 1977 to 1980. He joined General Mills, Inc. in 1980 as executive vice president and chief financial officer, was elected president, chief operating officer, and a director of General Mills in 1985, and was elected vice chairman of the board in 1992. In 1995, Mr. Willes was elected a director, president, and chief executive officer of The Times Mirror Company, a national news and information company, and, in 1996, was elected to the additional post of chairman of the board. He also was publisher of The Los Angeles Times from 1997 to 1999. He is currently a Distinguished Professor of Management at the Marriott School of Management, Brigham Young University.

Mr. Willes, who is 63, was first elected a director of the Corporation in 1990 and served until 2001. In October 2004, the Board of Directors increased the size of the Board to nine and re-elected Mr. Willes to the Board upon the recommendation of the Corporate Governance Committee.

BOARD OF DIRECTORS

Corporate Governance    The Board of Directors adopted the Corporate Governance Policies and Procedures Statement to set out the policies and procedures by which the Board performs its duties to direct the management of Black & Decker as provided in the laws of Maryland, to assure compliance with state and federal laws and regulations and applicable rules of the New York Stock Exchange (“NYSE”), and to assure that Black & Decker acts effectively and efficiently in the best interests of its stockholders and other constituencies. The Statement contains the charters of the standing committees of the Board of Directors, the Code of Ethics and Standards of Conduct, and the Code of Ethics for Senior Financial Officers. The Statement is available free of charge on Black & Decker’s Internet Web site (www.bdk.com) or in print by calling (800) 992-3042 or (410) 716-2914.

Independent Directors    The Board has determined that, other than Mr. Archibald, who is a full-time employee, no current director has a material relationship with Black & Decker and each is an “independent director” as defined under the current rules of the NYSE and Black & Decker’s Corporate Governance Policies and Procedures Statement. The definition of “independent director” contained in Black & Decker’s Corporate Governance Policies and Procedures Statement is included in Exhibit A to this Proxy Statement.

Compensation of Directors    Non-management directors receive an annual retainer of $150,000, consisting of shares of common stock with a value of $75,000 under The Black & Decker Non-Employee Directors Stock Plan (the “Directors Stock Plan”) and $75,000 in cash. The chairman of each standing committee, other than the Executive Committee, and members of the Audit Committee receive an additional retainer of $10,000 in cash. No separate meeting fees are paid. Directors have the option to receive their cash fees in shares of common stock or to defer all or a portion of their cash and stock fees in the form of “phantom shares.” A director who elects to defer all or any part of the cash portion of the retainer in the form of phantom shares will be credited with shares of common stock having a fair market value (as defined in the Directors Stock Plan) equal to 120% of the amount of cash deferred.

Black & Decker provides $100,000 of term life insurance for each director who is not an employee and $200,000 of accident insurance coverage during each day that a director travels in connection with Black & Decker’s business.

Black & Decker provides retirement benefits to directors who were elected prior to 1994 and retire after having served for five or more years. The annual amount of the benefit is $15,000 (one-half of the annual retainer on the date the retirement plan was closed to newly elected directors). Retirement benefits are paid in monthly installments to the director or the director’s surviving spouse until: (1) the number of monthly payments made equals the number of months of service by the director; (2) 120 monthly payments have been made; or (3) the last day of the month following the death of the individual entitled to the payments, whichever occurs first. The retirement benefit is based only on service as a non-management director, and no director first elected after 1993 may participate.

Board Attendance    During 2004, the Board of Directors met in person or by telephone six times. All directors attended 75% or more of the total number of meetings of the Board and Board committees on which they served. Directors are expected to attend the annual meetings of stockholders, and all of the directors attended the annual meeting in 2004.

Committees    The Board has five committees: Executive, Audit, Compensation, Corporate Governance, and Finance. All committees other than the Executive Committee are composed of non-management directors, each of whom is independent within the current rules of the NYSE. The charter of each committee is available on Black & Decker’s Web site (www.bdk.com).

Executive Committee    The Executive Committee is currently composed of Nolan D. Archibald (Chairman), Norman R. Augustine, M. Anthony Burns, Manuel A. Fernandez, and Anthony Luiso. The Executive Committee meets when required during intervals between meetings of the Board and has authority to exercise all of the powers of the Board except as limited by the Maryland General Corporation Law. The Executive Committee did not meet in 2004.

Audit Committee    The Audit Committee, which is currently composed of M. Anthony Burns (Chairman), Norman R. Augustine, Barbara L. Bowles, and, as of February 10, 2005, Kim B. Clark, each of whom is independent within the meaning of the current rules of the NYSE, met five times during 2004. The Audit Committee operates under a written charter adopted by the Board. Its functions and qualifications for membership are set forth in its charter, a copy of which is attached as Exhibit A to this Proxy Statement. The Board has determined that Mr. Burns is an “audit committee financial expert” as defined by rules adopted by the SEC and is independent. The Board and the Audit Committee have adopted a Code of Ethics for Senior Financial Officers that applies to Black & Decker’s Chief Executive Officer, Chief Financial Officer, and Controller. The Code is available on Black & Decker’s Web site (www.bdk.com).

Compensation Committee    The Compensation Committee, which is currently composed of Anthony Luiso (Chairman), Manuel A. Fernandez, Benjamin H. Griswold, IV, and Mark H. Willes, met five times in 2004. The Compensation Committee assists the Board in matters relating to executive compensation, establishes goals for the award of incentive or performance-based compensation, administers Black & Decker’s stock option and similar plans, and monitors the performance of executive officers.

Corporate Governance Committee    The Corporate Governance Committee, which is currently composed of Manuel A. Fernandez (Chairman), Barbara L. Bowles, Benjamin H. Griswold, IV, and Mark H. Willes, each of whom is independent within the meaning of the current rules of the NYSE, met four times in 2004. The Corporate Governance Committee performs the functions of a nominating committee by identifying individuals qualified to become directors and recommending to the Board a slate of director nominees for the next annual meeting of stockholders. The Corporate Governance Committee also recommends members of the standing committees and develops and recommends to the Board corporate governance principles. Its functions and qualifications for membership are set forth in its charter, a copy of which is available on Black & Decker’s Web site (www.bdk.com).

Finance Committee    The Finance Committee, which is currently composed of Norman R. Augustine (Chairman), M. Anthony Burns, Kim B. Clark, and Anthony Luiso, met five times during 2004. The Finance Committee monitors the overall financial performance of Black & Decker, recommends dividends, reviews and recommends offerings of Black & Decker’s securities, and reviews Black & Decker’s investments.

Non-Management Directors    Other than Mr. Archibald, who is a full-time employee, all current directors are non-management directors. The non-management directors generally meet in executive session at the end of each regular Board meeting in February, July, and December. The persons who chair the Audit, Compensation, Corporate Governance, and Finance Committees serve in annual rotation as the presiding director of the executive sessions. Interested persons wishing to make their concerns known to the presiding director or to the non-management directors as a group may contact them at the following address:

Presiding Director [or Non-Management Directors]

c/o Corporate Secretary

The Black & Decker Corporation

701 East Joppa Road

Towson, MD 21286

Stockholder Communications    In addition to the procedures provided for any interested party to communicate with the presiding director or the non-management directors as a group, stockholders also may communicate with individual directors or the whole Board by sending communications, marked to show that they are a “stockholder communication,” in care of the Corporate Secretary at the foregoing address. If addressed to individual directors, the communications will be forwarded, unopened, to those directors, and if addressed to the whole Board, will be forwarded, unopened, to the Chairman of the Corporate Governance Committee for review and appropriate dissemination. Stockholder proposals submitted for possible inclusion in the proxy statement for an annual meeting of stockholders are not, and should not be marked as, a “stockholder communication.”

Nomination of Directors    When a vacancy occurs on the Board of Directors or when the Board increases the number of directors, the Corporate Governance Committee will identify potential candidates to fill the vacancy. Background information on each candidate will be distributed to members of the Corporate Governance Committee, which will screen recommended candidates and, if appropriate, make discreet inquiry to determine the candidate’s interest and availability. Unless eliminated by the screening, the Corporate Governance Committee will report the candidate’s name to the Board and request comments from the other directors. One or more members of the Corporate Governance Committee will meet with the candidate and determine the candidate’s suitability for the Board. Although there are no specific qualifications and standards that must be met by a candidate to be recommended to the Board or any specific qualities or skills that the candidate must possess, a list of desirable characteristics is included in Black & Decker’s Corporate Governance Policies and Procedures Statement, which is posted on Black & Decker’s Web site (www.bdk.com).

The Corporate Governance Committee will consider candidates proposed by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group have held 5% of Black & Decker’s common stock for over one year will be considered substantial, long-term stockholders. In considering candidates proposed by stockholders, the Corporate Governance Committee will apply the same qualifications and standards it applies when considering nominees proposed by Committee or

Board members, including whether a proposed candidate is committed to representing the interests of stockholders generally and not the interests of a particular stockholder or group of stockholders, nor the interests of a particular group whose interests are primarily non-economic or involve a social agenda.

Only persons nominated in accordance with Black & Decker’s bylaws are eligible for election as directors. Nominations may be made at the annual meeting of stockholders only by the Board, by the Corporate Governance Committee (which functions as the nominating committee) or a person appointed by the Board, or by a stockholder who is entitled to vote and follows the procedures described below.

A stockholder may nominate a person for election as a director by sending a written notice to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286, that is received not less than 90 days nor more than 110 days prior to the meeting. If Black & Decker provides less than 100 days’ notice of the date of the meeting, the stockholder’s notice must be received no later than the close of business on the tenth day after the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder’s notice must include: (1) the name, age, business address, and residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock owned by the nominee; and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors according to Regulation 14A under the Securities Exchange Act of 1934. The stockholder also must include the stockholder’s name and address and the number of shares of common stock owned by the stockholder. Black & Decker may require any proposed nominee to furnish other information that may be necessary to determine the nominee’s eligibility to serve as a director. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, the chairman will announce this at the meeting, and the nomination will be disregarded. Although following these procedures enables a stockholder to make a nomination at the annual meeting, it does not entitle the stockholder to have the nominee included in Black & Decker’s proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission (“SEC”) require that Black & Decker disclose late filings of reports of stock ownership, or changes in ownership, by its directors, officers, and 10% stockholders. Based on its review of the copies of forms it received, or written representations from reporting persons that they were not required to file a Form 5, Black & Decker believes that, during 2004, all reports required under Section 16(a) of the Securities Exchange Act for its directors, officers, and 10% stockholders were filed on a timely basis.

SECURITY OWNERSHIP BY MANAGEMENT

The Board has adopted a stock ownership policy for principal executive officers, the primary purpose of which is to strike a balance between the objectives of stock ownership and individual financial planning. The policy provides for minimum share ownership targets ranging from shares having a market value of two times the base salary of certain officers to five times the base salary of the chief executive officer. Until the minimum share-ownership target is met, an officer is expected to retain at least 50% of the net shares received under stock-based compensation plans. The policy does not apply to officers who are 60 years of age or older.

The following table shows the number of shares of Black & Decker common stock beneficially owned on the Record Date by each director-nominee, each named executive officer, and all current directors and executive officers as a group. Other than Mr. Archibald, who beneficially owns 2.1% of the outstanding shares of common stock, each director and named executive officer beneficially owns less than 1% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially own 4.6% of the outstanding shares of common stock. The table also includes: (1) shares of common stock that directors and executive officers have the right to acquire within 60 days of the Record Date, including shares that they have the right to acquire by exercising stock options; (2) shares of restricted stock held by executive officers; and (3) phantom shares that have been deferred by directors, but ultimately will be paid in shares of common stock under the Directors Stock Plan. Executive officers may vote the restricted shares but may not sell or transfer those shares until the restrictions lapse. The phantom shares are not entitled to be voted and may not be transferred, but have been listed in the table because they represent part of the total economic interest of the directors in Black & Decker stock.

	Number of Shares Beneficially Owned
Nolan D. Archibald	1,673,214	(1)
Norman R. Augustine	31,429	(2)
Barbara L. Bowles	17,383	(3)
M. Anthony Burns	10,341	(4)
Kim B. Clark	2,883
Charles E. Fenton	159,074	(5)
Manuel A. Fernandez	24,153	(6)
Benjamin H. Griswold, IV	33,090	(7)
Paul A. Gustafson	27,892	(8)
Thomas D. Koos	81,140	(9)
Anthony Luiso	35,863	(10)
Michael D. Mangan	244,825	(11)
Christopher T. Metz	77,129	(12)
John W. Schiech	147,962	(13)
Mark H. Willes	22,167	(14)
All Directors and Executive Officers as a Group (23 persons)	3,693,994	(15)
(1)	Includes 1,337,500 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 3,614 shares held under the Retirement Savings Plan and 31,030 shares held by or for the benefit of members of Mr. Archibald’s immediate family as to which Mr. Archibald has sole or shared voting or investment power.
(2)	Includes 14,500 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under The 1995 Stock Option Plan for Non-Employee Directors (the “Directors Stock Option Plan”). Also includes 11,929 phantom shares held for the benefit of Mr. Augustine in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Augustine.
(3)	Includes 10,000 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan.
(4)	Includes 5,833 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan.

(5)	Includes 2,097 shares held under the Retirement Savings Plan and 120,000 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 15,338 shares held for the benefit of a member of Mr. Fenton’s immediate family.
(6)	Includes 12,500 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 11,653 phantom shares held for the benefit of Mr. Fernandez in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Fernandez.
(7)	Includes 4,375 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan.
(8)	Includes 50 shares held for the benefit of a member of Mr. Gustafson’s immediate family.
(9)	Includes 289 shares held under the Retirement Savings Plan and 61,250 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(10)	Includes 17,500 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 13,213 phantom shares held for the benefit of Mr. Luiso in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Luiso. Also includes 150 shares held for the benefit of a member of Mr. Luiso’s immediate family.
(11)	Includes 401 shares held under the Retirement Savings Plan and 220,000 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(12)	Includes 1,214 shares held under the Retirement Savings Plan and 58,000 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(13)	Includes 1,837 shares held under the Retirement Savings Plan and 128,750 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(14)	Includes 3,671 phantom shares held for the benefit of Mr. Willes in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Willes.
(15)	Includes 19,541 shares held for the account of the executive officers under the Retirement Savings Plan and 2,933,958 shares that executive officers and directors have the right to acquire within 60 days of the Record Date by exercising stock options. Also includes 40,466 phantom shares held in deferred compensation accounts for the benefit of non-management directors under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral periods selected by participating directors.

The information provided in the table above is based on information received from the directors and executive officers. The inclusion of shares in the table is not an admission of beneficial ownership by the director or executive officer next to whose name the shares appear. Unless otherwise indicated in a footnote, the director or executive officer had sole voting and investment power over the shares.

EXECUTIVE COMPENSATION

The following tables and text summarize, in accordance with regulations of the SEC, Black & Decker’s compensation of its executive officers.

Summary Compensation    The following table shows a three-year history of Black & Decker’s compensation of its chief executive officer and the six other most highly compensated executive officers based on total annual salary and bonus for 2004.

	Annual Compensation					Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock(a)	Securities Underlying Options/ SARs	LTIP Payouts		All Other Compensation
Nolan D. Archibald	2004	$1,458,333	$3,000,000	$314,372	(b)	$3,412,500	150,000	$3,410,332	(c)	$126,250	(d)
Chairman, President, and	2003	1,375,000	2,750,000	237,812	(e)	—	300,000	7,275,000	(f)	123,750
Chief Executive Officer	2002	1,270,833	2,750,000	204,880	(g)	—	225,000	—		99,412
Michael D. Mangan	2004	470,000	541,000	45,446	(h)	543,375	25,000	871,641	(c)	43,472	(i)
Senior Vice President and	2003	435,000	414,000	29,635	(h)	—	50,000	1,015,000	(f)	46,240
Chief Financial Officer	2002	400,000	400,000	23,721	(h)	—	35,000	—		27,650
Charles E. Fenton	2004	446,667	509,500	40,287	(j)	325,500	15,000	882,309	(c)	25,145	(k)
Senior Vice President and	2003	430,000	391,500	27,395	(j)	—	30,000	1,090,000	(f)	24,105
General Counsel	2002	413,333	373,500	21,651	(j)	—	30,000	—		26,540
Paul A. Gustafson	2004	450,000	315,000	34,899	(l)	325,500	15,000	602,320	(c)	29,220	(m)
Executive Vice President	2003	425,000	300,000	24,568	(l)	—	30,000	1,285,000	(f)	34,838
	2002	404,167	300,000	20,920	(l)	—	30,000	—		23,303
John W. Schiech	2004	376,462	385,000	32,284	(n)	325,500	15,000	481,938	(c)	23,111	(o)
Group Vice President	2003	353,333	150,000	20,068	(n)	—	22,000	1,745,000	(f)	24,386
	2002	336,667	190,000	16,340	(n)	—	20,000	—		17,538
Christopher T. Metz	2004	367,500	385,000	139,088	(p)	325,500	15,000	446,488	(c)	25,459	(q)
Group Vice President	2003	341,667	366,250	22,639	(r)		25,000	1,000,000	(f)	13,246
	2002	310,833	175,000	71,876	(s)	—	20,000	—		10,348
Thomas D. Koos	2004	366,154	381,250	31,370	(t)	325,500	15,000	425,153	(c)	19,729	(u)
Group Vice President	2003	304,167	150,000	18,497	(t)	—	25,000	500,000	(f)	16,000
	2002	273,333	180,000	16,611	(t)	—	20,000	—		13,163
(a)	The amounts in the table represent the value of the restricted shares based on the closing price of $52.50 per share of common stock on the New York Stock Exchange on the date of grant. At December 31, 2004, the number and value of the restricted stock holdings, based on a closing price of $88.33, were as follows:

Name	Number of Restricted Shares	Value
N. D. Archibald	65,000	$5,741,450
M.D. Mangan	10,350	914,216
C. E. Fenton	6,200	547,646
P. A. Gustafson	6,200	547,646
J. W. Schiech	6,200	547,646
C. T. Metz	6,200	547,646
T. D. Koos	6,200	547,646

Holders of restricted shares are entitled to receive any dividends paid on those shares.
(b)	Includes perquisites and other personal benefits of $123,581. The perquisites and other personal benefits include personal use of Black & Decker’s aircraft at an approximate cost to Black & Decker of $86,718.
(c)	Represents LTIP payout for the two-year performance period ended December 31, 2004.
(d)	Includes $6,150 in contributions to the Retirement Savings Plan and $120,100 in contributions to the Supplemental Retirement Savings Plan, both paid by Black & Decker.
(e)	Includes perquisites and other personal benefits of $105,673. The perquisites and other personal benefits include personal use of Black & Decker’s aircraft at an approximate cost to Black & Decker of $65,192.

(f)	Represents LTIP payout for the three-year performance period ended December 31, 2003.
(g)	Includes perquisites and other personal benefits of $105,464. The perquisites and other personal benefits include personal use of Black & Decker’s aircraft at an approximate cost to Black & Decker of $70,097.
(h)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Mangan did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(i)	Includes $5,125 in contributions to the Retirement Savings Plan, $16,952 in life insurance premiums, and $21,395 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
(j)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Fenton did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(k)	Includes $4,100 in contributions to the Retirement Savings Plan and $21,045 in contributions to the Supplemental Retirement Savings Plan, both paid by Black & Decker.
(l)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Gustafson did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(m)	Includes $6,150 in contributions to the Retirement Savings Plan and $23,070 in life insurance premiums, both paid by Black & Decker.
(n)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Schiech did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(o)	Includes $6,150 in contributions to the Retirement Savings Plan, $7,317 in life insurance premiums, and $9,644 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
(p)	Includes perquisites and other personal benefits of $123,471. The perquisites and other personal benefits include forgiveness of a relocation loan and related interest at a cost to Black & Decker of $105,820.
(q)	Includes $5,125 in contributions to the Retirement Savings Plan, $5,797 in life insurance premiums, and $14,537 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.
(r)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Metz did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(s)	Includes perquisites and other personal benefits of $49,552. The perquisites and other personal benefits include relocation payments to Mr. Metz at a cost to Black & Decker of $39,493.
(t)	The total cost to Black & Decker of the perquisites and other personal benefits received by Mr. Koos did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns and, therefore, is not included.
(u)	Includes $5,125 in contributions to the Retirement Savings Plan, $4,244 in life insurance premiums, and $10,360 in contributions to the Supplemental Retirement Savings Plan, all paid by Black & Decker.

Option/SAR Grants in Last Fiscal Year    The following table shows information about grants of stock options to the named executive officers under Black & Decker’s stock option plans during 2004. No freestanding stock appreciation rights (“SARs”) were granted to executive officers during 2004.

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/ SARs Granted	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	5%	10%
Nolan D. Archibald	150,000	21.1%	$60.19	4/25/2014	$5,677,975	$14,389,104
Michael D. Mangan	25,000	3.5%	60.19	4/25/2014	946,329	2,398,184
Charles E. Fenton	15,000	2.1%	60.19	4/25/2014	567,798	1,438,910
Paul A. Gustafson	15,000	2.1%	60.19	4/25/2014	567,798	1,438,910
John W. Schiech	15,000	2.1%	60.19	4/25/2014	567,798	1,438,910
Christopher T. Metz	15,000	2.1%	60.19	4/25/2014	567,798	1,438,910
Thomas D. Koos	15,000	2.1%	60.19	4/25/2014	567,798	1,438,910

These stock options have an exercise price equal to the fair market value of common stock on the date of grant and become exercisable in four equal annual installments beginning 12 months after the date of grant. They also include a limited SAR, i.e., upon a change in control, the stock options would be canceled, and the holder would be entitled to a cash payment equal to the difference between the market value of a share of common stock and the exercise price of each outstanding option.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values    The following table shows information regarding stock options exercised by the named executive officers during 2004 and the number and value of unexercised stock options at December 31, 2004. The value of unexercised stock options is based on the closing price of $88.33 per share of common stock on December 31, 2004, the last trading day of 2004. As of that date, no freestanding SARs were outstanding.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at December 31, 2004		Value of Unexercised In-the- Money Options/SARs at December 31, 2004
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Nolan D. Archibald	—	$—	1,337,500	1,037,500	$59,540,160	$45,344,900
Michael D. Mangan	—	—	220,000	87,500	9,626,088	3,663,138
Charles E. Fenton	140,000	3,856,631	120,000	135,000	5,693,123	5,969,048
Paul A. Gustafson	303,500	6,908,418	—	148,750	—	6,611,326
John W. Schiech	103,000	3,274,845	128,750	110,250	6,255,760	4,835,229
Christopher T. Metz	71,250	2,930,030	58,000	48,750	1,990,265	2,024,838
Thomas D. Koos	50,000	1,376,219	61,250	48,750	2,945,177	2,024,838

Long-Term Incentive Plans — Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights(a)	Performance or Other Period until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans(b)
			Threshold	Target	Maximum
Nolan D. Archibald	18,147	2 years	$481,258	$962,517	$1,443,775
Michael D. Mangan	5,204	2 years	138,010	276,020	414,030
Charles E. Fenton	4,921	2 years	130,505	261,010	391,515
Paul A. Gustafson	5,090	2 years	134,987	269,973	404,960
John W. Schiech	2,715	2 years	72,002	144,004	216,005
Christopher T. Metz	3,347	2 years	88,762	177,525	266,287
Thomas D. Koos	2,451	2 years	65,000	130,001	195,002

(a)	Each of these awards constitutes a grant under the Performance Equity Plan (“PEP”) of performance units equivalent to shares of common stock in February 2004 for the two-year period commencing January 1, 2004. Cash amounts paid under the PEP during 2004 for outstanding performance units in amounts equal to the dividends that would have been paid if the performance units were in the form of common stock are included in the Other Annual Compensation column of the Summary Compensation Table.
(b)	In accordance with the performance goals established under the PEP for the two-year period ending December 31, 2005, the threshold, target, and maximum awards are equal to 50%, 100%, and 150%, respectively, of the performance units granted. The various levels of future payouts will be based upon Black & Decker achieving established targets for earnings per share and, in certain cases, working capital utilization and operating income at the end of the two-year performance period. The amounts shown for each named executive officer are based on the closing price of $53.04 per share of common stock on February 12, 2004, the date of the grant. The value of any payouts ultimately received will vary depending, among other things, on the price per share of common stock on the date the payouts are made.

Pension Benefits    The following tables show the estimated annual retirement benefits payable under Black & Decker’s pension plans to participating executives, including the executive officers named in the Summary Compensation Table, based on the stated average annual compensation and years of service. Black & Decker maintains non-contributory, tax-qualified defined benefit plans that cover most officers and salaried employees. Tax code provisions limit the annual benefits that may be paid from tax-qualified retirement plans. Black & Decker also maintains supplemental plans for specified executives that authorize payment outside of the tax-qualified plans of annual benefits in excess of amounts permitted to be paid under the tax-qualified plans. Pension Plan Table I reflects benefits payable under both the tax-qualified plans and the applicable supplemental plans, including The Black & Decker Supplemental Executive Retirement Plan (“SERP”), for executives participating in those plans, including Messrs. Archibald, Mangan, Fenton, and Gustafson. Pension Plan Table II reflects benefits payable under both the tax-qualified plans and the applicable supplemental plans (but not including the SERP) for executives participating in those plans, including Messrs. Schiech, Metz, and Koos.

    Pension Plan Table I — For Executives Participating in the SERP

	Years of Service
Average Annual Compensation	15	20	25	30	35
$ 500,000	$ 300,000	$ 300,000	$ 300,000	$ 300,000	$ 300,000
750,000	450,000	450,000	450,000	450,000	450,000
1,000,000	600,000	600,000	600,000	600,000	600,000
1,250,000	750,000	750,000	750,000	750,000	750,000
1,500,000	900,000	900,000	900,000	900,000	900,000
1,750,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000
2,000,000	1,200,000	1,200,000	1,200,000	1,200,000	1,200,000
2,500,000	1,500,000	1,500,000	1,500,000	1,500,000	1,500,000
3,000,000	1,800,000	1,800,000	1,800,000	1,800,000	1,800,000
3,500,000	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000
4,000,000	2,400,000	2,400,000	2,400,000	2,400,000	2,400,000
4,500,000	2,700,000	2,700,000	2,700,000	2,700,000	2,700,000

Although the normal retirement age is 65 for pension plan purposes, normal retirement age is 60 with five years service for supplemental plan purposes, including the SERP. The amounts in Pension Plan Table I assume that benefit payments will start when the participant reaches his or her normal retirement date, which is the later of the date the participant reaches age 60 or completes five years of service. If payments start before the participant’s normal retirement date, the benefit amount would be actuarially reduced. For at least ten but less than 15 years of service, the amounts in this table would be 50% of average annual compensation. For less than ten years of service, the amounts in the table would be 5% of average annual compensation for each year of service. These reductions, however, would not apply to participants when a change in control occurs.

The compensation reflected in Pension Plan Table I is the executive’s base annual salary and bonus (as reported in the Summary Compensation Table), including salary continuance periods. The amount of compensation used when calculating the amounts in Pension Plan Table I is an executive’s highest three-year average of compensation out of the last seven years (or the last seven calendar years) of employment with Black & Decker, including any salary continuance period. In the event of a change in control, an executive covered by certain supplemental plans and employed by Black & Decker on the date of the change in control will receive full benefits regardless of his or her years of credited service, and the executive’s highest three-year average of compensation out of the last seven years of employment by Black & Decker before the date of the change in control will be used to calculate the amount of benefit payments if that average is higher.

Pension Plan Table I reflects the annual benefit payable beginning at the participant’s normal retirement date in the form of an annuity for the participant’s life. If a participant dies, his or her surviving spouse receives 50% of the monthly benefits for the spouse’s life.

The benefits reflected in Pension Plan Table I are reduced by 100% of the participant’s Social Security benefits and any retirement, disability, death, and similar benefits received from Black & Decker or any other employer.

    Pension Plan Table II — For Executives Not Participating in the SERP

	Years of Service
Average Annual Compensation	15	20	25	30	35
$ 500,000	$ 96,000	$ 128,000	$ 160,000	$ 192,000	$ 224,000
550,000	105,900	141,200	176,500	211,800	247,100
600,000	115,800	154,400	193,000	231,600	270,200
650,000	125,700	167,600	209,500	251,400	293,300
700,000	135,600	180,800	226,000	271,200	316,400
750,000	145,500	194,000	242,500	291,000	339,500
800,000	155,400	207,200	259,000	310,800	362,600
850,000	165,300	220,400	275,500	330,600	385,700
900,000	175,200	233,600	292,000	350,400	408,800

The amounts in Pension Plan Table II assume that benefit payments will start when the participant reaches his or her normal retirement date, which is the first day of the calendar month coincident with or following the date the participant reaches age 65. If payments start before the participant’s normal retirement date, the benefit amount would be actuarially reduced. Generally, the reduction is 3% for each year that the date the payments start precedes the participant’s normal retirement date. However, if the sum of the participant’s age plus years of service equals or exceeds 90, there is no actuarial reduction where benefits start on or after the participant’s 62nd birthday, or, where benefits start before the participant’s 62nd birthday, the reduction is 3% for each of the first two years that the date the payments start precedes the participant’s 62nd birthday and an additional 4% per year for each year that the date the payments start precedes the participant’s 60th birthday.

The compensation reflected in Pension Plan Table II is the executive’s base annual salary and bonus (as reported in the Summary Compensation Table), excluding salary continuation payments. The amount of compensation used when calculating the amounts in Pension Plan Table II is an executive’s highest five calendar year average of compensation out of the last ten calendar years of employment with Black & Decker. An executive’s pension benefits become 100% vested upon completion of five years of service or earlier death, disability or plan termination.

Pension Plan Table II reflects the annual benefit payable beginning at the participant’s normal retirement date in the form of an annuity for the participant’s life with no provision for death benefits. Other optional forms of annuity payments are available at the executive’s election.

The benefits reflected in Pension Plan Table II are in addition to the participant’s Social Security benefits.

The credited years of service for pension purposes as of December 31, 2004, and the estimated years of service at the participant’s normal retirement date for each executive named in the Summary Compensation Table are as follows:

Name	Years of Service at December 31, 2004	Years of Service at Normal Retirement
Nolan D. Archibald	19.25	17.75
Michael D. Mangan	5.17	17.00
Charles E. Fenton	15.67	19.08
Paul A. Gustafson	40.21	37.38
John W. Schiech	24.50	43.25
Christopher T. Metz	12.50	37.83
Thomas D. Koos	5.42	29.50

Severance Benefits and Other Agreements    The terms and conditions of employment of Mr. Archibald are governed by a written employment contract. Mr. Archibald’s contract currently provides for an annual salary of $1,500,000, severance payments on basically the same terms and conditions as stated below in the discussion of severance benefits agreements, and the continuation of substantially all benefits and perquisites for a three-year period following termination of employment (other than a voluntary termination by Mr. Archibald), or until he obtains substantially equivalent employment.

In addition to the severance benefits agreements discussed below, Black & Decker has an executive salary continuance plan covering some executives, including Messrs. Mangan, Fenton, Gustafson, Schiech, Metz, and Koos. If a covered executive is terminated other than for cause, the executive’s compensation and benefits will be continued for a specified period of up to two years. The compensation and benefits payable under the salary continuance plan will be offset by the compensation and benefits paid or credited to the executive by another employer. Black & Decker will continue to pay the difference between the new compensation and benefits and the executive’s base salary and benefits at the time of termination, if higher, for the remainder of the salary continuance period.

In 1986, Black & Decker entered into severance benefits agreements that provided for payments to be made to certain key management employees who are terminated following a change in control of Black & Decker. These agreements have been amended and restated from time to time, and currently cover 15 employees, including each executive officer named in the Summary Compensation Table. The severance benefits agreements expire on December 31, 2007, unless a change in control occurs prior to that date, in which case the agreements expire 36 months after the date of the change in control. The severance benefits agreements provide for the payment of specified benefits if employment terminates under certain circumstances within three years following a change in control. A change in control is deemed to take place whenever: (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 20% or more of the combined voting power of Black & Decker’s then-outstanding securities; (2) a significant change in the composition of the Board occurs; (3) Black & Decker enters into an agreement that would result in a change of control; or (4) the stockholders of Black & Decker approve certain types of extraordinary transactions.

Circumstances triggering payment of severance benefits under these agreements include: (1) involuntary termination of employment for reasons other than death, disability, or cause; or (2) voluntary termination by the employee in the event of significant changes in the nature of his or her employment, including reductions in compensation and changes in responsibilities and powers.

Benefits under the severance benefits agreements generally include: (1) a lump sum severance payment equal to three times the sum of the employee’s annual base salary and the “annual incentive plan maximum payment”; (2) payment of deferred compensation; (3) maintenance for a period of three additional years of life, disability, accident, medical, dental, and health insurance benefits substantially similar to those benefits to which the employee was entitled immediately prior to termination; (4) additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code; (5) reimbursement of legal fees and expenses incurred as a result of the termination; and (6) cash payments in lieu of common stock issuable under stock option plans. For these purposes, “annual incentive plan maximum payment” means the maximum potential award under the applicable annual incentive plan after assuming that the employee remained a participant until the end of the applicable year and all performance goals for that year that would entitle the employee to a maximum payment were met or exceeded.

The Board believes that these severance benefits agreements encourage the commitment and availability of key management employees and ensure that they will be able to devote their full attention and energy to the affairs of Black & Decker in the face of potentially disruptive and distracting circumstances in the event of an attempted or actual change in control or an unsolicited takeover. In any such event, key management employees will be able to analyze and evaluate proposals objectively with a view to the best interests of Black & Decker and its stockholders and to act as the Board may direct without fear of retribution if the change in control occurs. The severance benefits agreements, however, may have the incidental effect of discouraging takeovers and protecting the employees from removal, because the agreements increase the cost that would be incurred by an acquiring company seeking to replace current management.

Certain Relationships and Related Transactions    On June 23, 1999, Black & Decker made a $100,000 relocation loan to Christopher T. Metz, a group vice president and the president of the Hardware and Home Improvement Group, in connection with his relocation to California to assume the position of president of Kwikset. Under its terms, the loan was forgiven over a five-year period ended June 15, 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, which is composed entirely of independent directors, assists the Board in matters relating to executive compensation, establishes goals for the award of incentive or performance-based compensation, administers Black & Decker’s stock option plans, the Restricted Stock Plan, and incentive compensation plans, and monitors the performance of the executive officers. The Committee recommends to the independent members of the Board the salaries and benefits of the executive officers. The Board did not reject or modify any of the recommendations of the Committee during 2004.

Philosophy and Objectives    Black & Decker seeks, by providing a competitive, performance-based compensation program, to attract and retain top quality executives with the qualifications necessary for the long-term financial success of Black & Decker. The program consists of a fixed salary and cash and stock-based incentive awards. Incentive awards include both short-term and long-term awards. The program is designed to provide total compensation that rewards performance and to focus management on Black & Decker’s annual and long-term financial performance and on long-term stock price performance.

Principal Components of Executive Compensation    The principal components of the executive compensation program are base salary, annual incentive compensation, and long-term incentive compensation.

BASE SALARY  The Committee establishes base salaries that are sufficient to attract and retain individuals with the qualities it believes are necessary for the long-term financial success of Black &

Decker and that are competitive in the marketplace. An executive’s base salary generally reflects the executive’s responsibilities, tenure, job performance, special circumstances such as overseas assignments, and direct competition for the executive’s services. Except for the chief executive officer’s salary, which is reviewed at 18-month intervals, the Committee reviews base salaries at 14-month intervals. In addition to these periodic reviews, the Committee may at any time review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly, or who is the object of competitive pressure.

ANNUAL INCENTIVE COMPENSATION  Under the Annual Incentive Plan and the Executive Annual Incentive Plan, a companion plan for certain executive officers (together, the “annual incentive plans”), the Committee awards annual bonuses based on a number of factors, including corporate financial performance against established targets. Individual awards may also take into consideration business unit performance and a subjective evaluation of individual performance. Generally, corporate financial performance has been measured by earnings per share (“EPS”) excluding restructuring charges. In the remainder of this Report, EPS means EPS excluding restructuring charges. Generally, business unit performance has been measured by financial objectives, including operating income, working capital utilization, and cash flow.

Black & Decker exceeded the EPS target established by the Committee at the beginning of 2004 for purposes of awards under the annual incentive plans. Target incentive awards for 2004 to executive officers ranged from 40% to 100% of base salary, with maximum awards of 60% to 200% of base salary, reflecting the extent to which EPS exceeded the target for the year, the Committee’s evaluation of each individual’s performance, and the performance of the business unit or units for which the individual was responsible. In addition to other key employees identified by the Committee, 16 executive officers participated in the annual incentive plans in 2004.

LONG-TERM INCENTIVE COMPENSATION  The long-term incentive compensation program is composed of the Performance Equity Plan (“PEP”), the Restricted Stock Plan (“RSP”), and stock option plans. Under the PEP, the Committee makes awards payable in Black & Decker common stock, cash, or a combination of both based on Black & Decker’s performance during a two-year performance period against established EPS targets and, in the case of executives with operating responsibility, financial objectives of the relevant business unit such as operating income and working capital utilization. The EPS targets are established by the Committee at the beginning of the performance period after consideration of Black & Decker’s operating plan for that period. The number of PEP units granted to an executive officer generally is determined by the officer’s base salary, with the dollar value of the shares underlying the PEP unit grant ranging from 25% to 70% of base salary. In 2004, 16 executive officers received PEP awards for the 2004-2005 performance period.

The Committee awards shares of restricted stock under the RSP to newly hired executives in amounts negotiated as part of their employment packages and annually to all executives in amounts based on the market value of the shares covered by the awards as a percentage of the executive’s annual salary. In addition to other key employees identified by the Committee, 16 executive officers received grants of restricted stock in 2004. Each award is subject to a Restricted Share Agreement that provides for forfeiture in certain events, such as voluntary termination of employment, and full vesting upon certain events. With respect to the awards made in 2004, 75% of each award will vest upon completion of three years of full-time employment and the remainder will vest upon completion of four years of full-time employment.

The Committee awards stock options to newly hired executives in amounts negotiated as part of their employment packages and annually to all executives in amounts based on the market value of the shares covered by the award as a percentage of the executive’s annual salary. All awards are exercisable at the fair market value of the stock on the date of grant. The awards generally become exercisable in four equal annual installments and remain exercisable for ten years from the date of grant. Awards to executives who are subject to Section 16 of the Securities Exchange Act of 1934 include limited stock appreciation rights (“LSARs”) exercisable in the event of a change in control of Black & Decker. In addition to other key employees identified by the Committee, 16 executive officers received stock options in 2004.

Cap on Deductibility of Executive Compensation    Section 162(m) of the Internal Revenue Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the chief executive officer or one of the four other most highly compensated officers. Certain performance-based compensation qualifies for an exemption under Section 162(m) and is not subject to the deduction limit. Compensation under the Executive Annual Incentive Plan and PEP qualify for the exemption and will continue to qualify if the stockholders re-approve the performance-based goals under the Executive Annual Incentive Plan and PEP at the Annual Meeting of Stockholders. Current awards under the RSP are not performance-based and do not qualify for the exemption. The Committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining an ability to attract and retain those executives necessary to assist Black & Decker in reaching its goals and objectives. In the case of the RSP, the current awards are designed primarily to retain current executives and vest solely on the basis of the executive remaining in the employ of Black & Decker. Also, under some circumstances, the Committee may exercise both positive and negative discretion in determining appropriate amounts of compensation because it believes that the prudent use of discretion in determining pay level is in the best interest of Black & Decker and its stockholders. In those situations, part of the compensation paid may not be deductible.

Compensation of the Chief Executive Officer    Mr. Archibald’s salary was increased to $1,500,000 in 2004, his first increase since 2002. His award for 2004 under the Executive Annual Incentive Plan of $3,000,000 was based on Black & Decker exceeding the EPS goal for maximum payout and substantial achievement of all other personal goals established at the beginning of the year. In particular, the Committee noted the achievement of record earnings and free cash flow by Black & Decker in 2004, the continued development of Black & Decker’s leadership, the introduction of new products, and the success in making and substantially integrating bolt-on acquisitions.

Restricted stock, stock options, and awards under the PEP represent Mr. Archibald’s primary long-term incentive opportunities. Coupled with Black & Decker’s stock ownership policy for executive officers (discussed above under the caption Security Ownership of Management), these components of the long-term incentive award program are intended to create a strong motivation to develop and implement strategies that lead to consistent and lasting increases in Black & Decker’s return to its stockholders. Mr. Archibald’s stock ownership significantly exceeds the stock ownership policy target of five times his annual salary.

In April 2004, the Committee awarded Mr. Archibald 65,000 shares of restricted stock, 75% of which vest upon completion of three years of full-time employment and the remainder vest upon completion of four years of full-time employment, and 150,000 stock options, which are exercisable in four equal annual installments beginning one year from the date of grant. For the two-year performance period beginning January 1, 2004, the Committee granted Mr. Archibald 18,147 PEP units, which, if earned upon the achievement of the performance targets established by the Committee, would equal approximately 70% of his then-current base salary based on the stock price on the date of grant. These grants were made to continue to align his interests with those of Black & Decker’s stockholders.

For the two-year performance period that ended December 31, 2004, Mr. Archibald had been granted 27,706 PEP units. Under the terms of the PEP, participants are entitled to receive up to 150% of the original grant if the EPS goal for maximum payout is achieved, and the payment of PEP units earned may be made in shares of common stock, cash, or a combination of cash and common stock as determined by the Committee. Because Black & Decker exceeded the EPS goal for maximum payout for this performance period, Mr. Archibald received 41,559 shares of Black & Decker common stock, representing an award of 150% of the PEP units initially granted to him for this performance period.

Compensation of Other Executive Officers    During 2004, the named and other executive officers received salary increases ranging from 0% annualized to 8.6% annualized based on the Committee’s periodic reviews of those salaries. Two executive officers received salary increases of 5.6% and 15.4% annualized during 2004 following a promotion of those executives, whose responsibilities increased significantly as a result of the promotions.

The named and other executive officers, excluding Mr. Archibald, received annual incentive awards under the applicable annual incentive plan ranging from $165,000 to $441,000. Seven executive officers, including Messrs. Mangan, Fenton, Schiech, Metz, and Koos, received special bonuses ranging from $35,000 to $100,000 in special recognition of their contributions in 2004. The incentive awards were determined in a manner consistent with the plans and philosophy described above.

In addition to Mr. Archibald, the named and other executive officers received stock option and restricted share grants during 2004. The level of the option grants and the amount of the restricted shares were determined based on the long-term incentive compensation philosophy described above. The options have a ten-year term, are exercisable at the fair market value of the shares of common stock on the date of grant, and include LSARs exercisable in the event of a change in control as defined in the plans. The options become exercisable in four annual installments beginning 12 months after the date of grant. For the two-year performance period beginning January 1, 2004, the Committee granted PEP units to the named and other executive officers (other than Mr. Archibald) based on target percentages of base salary of approximately 40% to 60% in a manner consistent with the philosophy described above. For the two-year performance period that ended on December 31, 2004, the named and other executive officers received shares of common stock under the PEP at a level of 150% or, in the case of one executive officer, 100% of the PEP units initially granted for this performance period in a manner consistent with the philosophy described above.

Access to Competitive Data    In establishing an appropriate level of overall executive compensation, the Committee reviews with management competitive data from recognized national surveys concerning executive compensation levels and practices. These surveys include some of the companies that are included in the Peer Group used by Black & Decker in the comparison of five-year cumulative total return set forth below, as well as many other companies not in the Peer Group. The Committee has chosen not to limit the survey information to companies in the Peer Group because the competition that Black & Decker faces in recruiting and retaining executives comes from companies in many different industries. After reviewing the competitive data, the Committee evaluates the executive’s performance and considers Black & Decker’s needs to arrive at individual compensation decisions.

The Committee is currently in the process of hiring a compensation consultant to evaluate its compensation programs and to provide ongoing guidance on executive compensation matters.

Anthony Luiso (Chairman)

Manuel A. Fernandez

Benjamin H. Griswold, IV

Mark H. Willes

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

(1)	Assumes $100 invested at the close of business on December 31, 1999, in Black & Decker common stock, Standard & Poor’s (S&P) 500 Index, and the Peer Group.
(2)	The cumulative total return assumes reinvestment of dividends.
(3)	The Peer Group consists of the companies in the following indices within the Standard & Poor’s Super Composite 1,500: Household Appliances, Housewares & Specialties, Industrial Machinery, and Building Products. A list of the companies in the Peer Group will be furnished upon request addressed to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286.
(4)	Total return is weighted according to market capitalization of each company at the beginning of each year.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed Black & Decker’s audited financial statements for the fiscal year ended December 31, 2004, with management and with Black & Decker’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”). Management is responsible for the preparation of the financial statements and the maintenance of effective internal control over financial reporting and its assessment that Black & Decker maintained effective internal control over financial reporting as of December 31, 2004. E&Y is responsible for performing independent audits of Black & Decker’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, and expressing opinions thereon.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with E&Y its independence, and has considered the compatibility of non-audit services provided by E&Y with its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2004, be included in Black & Decker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

M. Anthony Burns (Chairman)

Norman R. Augustine

Barbara L. Bowles

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee must approve in advance all audit and non-audit services provided by Black & Decker’s independent registered public accounting firm. The Audit Committee has engaged E&Y to serve as Black & Decker’s independent registered public accounting firm during 2005 and has approved certain non-audit services to be provided by E&Y. Unless a stockholder directs otherwise, proxies will be voted for the ratification of the selection of E&Y as the independent registered public accounting firm for 2005. If the appointment is not ratified by the stockholders, the Audit Committee will consider the selection of another independent registered public accounting firm for 2005.

A representative of E&Y is expected to be present at the 2005 Annual Meeting of Stockholders. The representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

When pre-approving non-audit services provided by Black & Decker’s independent registered public accounting firm, the Audit Committee determines that the provision of these services is consistent with the basic principles of independence that the auditor cannot: (1) function in the role of management, (2) audit its own work, or (3) serve in an advocacy role of Black & Decker. The Audit Committee also considers the amount of non-audit services previously provided by the independent registered public accounting firm to determine whether the additional non-audit services are compatible with maintaining the firm’s independence. If it is necessary for Black & Decker to engage E&Y to provide certain non-audit services between regularly scheduled meetings of the Audit Committee, the Audit Committee has delegated to the Chairman of the Committee the authority to pre-approve particular non-audit services in categories that the Committee has approved and are compatible with maintaining E&Y’s independence. Decisions made by the Chairman of the Committee will be reported to the Committee at its next regularly scheduled meeting.

Although Black & Decker closely monitors the nature of the services provided by E&Y, it is possible that E&Y will provide non-audit services that were not recognized as non-audit services at the time of engagement. In order to ensure that the independence of E&Y is consistent with the Sarbanes-Oxley Act of 2002 (the “SOA”), the Audit Committee has authorized its Chairman to approve on its behalf any non-audit services rendered by E&Y if: (1) the services are permitted by the SOA, (2) the services were not recognized by Black & Decker at the time of engagement to be non-audit services, (3) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by Black & Decker to E&Y during a fiscal year, (4) the services are promptly brought to the attention of the Audit Committee, and (5) the approval is given prior to the completion of the audit. Black & Decker will disclose in its proxy statement the percentage of fees paid to the independent auditor under this procedure. There were no fees paid to E&Y under this procedure during 2004 or 2003.

Audit Fees    The aggregate fees billed and expected to be billed by E&Y for professional services rendered for the audit of Black & Decker’s annual financial statements, the reviews of the financial statements included in Black & Decker’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory or regulatory filings were $6,224,000 for the fiscal year ended December 31, 2004, and $2,991,000 for the fiscal year ended December 31, 2003. The amount for the 2004 fiscal year includes $2,350,000 for services rendered in connection with the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting.

Audit-Related Fees    The aggregate fees billed and expected to be billed by E&Y in each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Black & Decker’s financial statements and not reported under the caption Audit Fees were $1,346,000 for the year ended December 31, 2004, and $1,394,000 for the year ended December 31, 2003. These services included employee benefit plan audits, assistance with debt and regulatory compliance issues, due diligence and accounting consultations related to mergers, acquisitions and dispositions, accounting consultations concerning regulatory reporting, attest services, and assistance with regulatory reports.

Tax Fees    The aggregate fees billed and expected to be billed by E&Y in each of the last two fiscal years for professional services rendered for tax compliance, tax advice, and tax planning were $2,104,000 for the year ended December 31, 2004, which included $1,102,000 for tax compliance services and $1,002,000 for tax advice and planning services, and $1,672,000 for the year ended December 31, 2003, which included $916,000 for tax compliance services and $756,000 for tax advice and planning services. These services included assistance in the preparation of Black & Decker’s tax returns and expatriate tax returns, assistance with tax audits and appeals, tax advice relating to mergers, acquisitions, dispositions, and employee benefits, requests for rulings or technical advice from taxing authorities, and organization tax structure evaluation and planning.

All Other Fees    The aggregate fees billed and expected to be billed by E&Y for professional services rendered during each of the last two fiscal years other than as stated above under the captions Audit Fees, Audit-Related Fees, and Tax Fees were $0 for the year ended December 31, 2004, and $0 for the year ended December 31, 2003.

The Audit Committee recommends a vote FOR the ratification of the selection of Ernst & Young LLP.

PROPOSAL TO AMEND AND RE-APPROVE THE PERFORMANCE-BASED GOALS UNDER THE BLACK & DECKER PERFORMANCE EQUITY PLAN

The Board of Directors of Black & Decker has unanimously approved an amendment to The Black & Decker Performance Equity Plan (the “PEP”) to extend the term of the PEP so that performance shares may be granted under the PEP after December 31, 2005, and on or before the Annual Meeting of Stockholders in 2010. The Board also is proposing that the stockholders re-approve the performance-based goals under the PEP to preserve, to the extent possible, Black & Decker’s tax deductions for awards made under the PEP in accordance with Section 162(m) of the Internal Revenue Code and related regulations.

Black & Decker stockholders originally approved the adoption of the PEP in 1989, and re-approved the performance-based goals under the PEP in 1996 and 2001. In the opinion of the Board of Directors, the PEP has worked well to enhance Black & Decker’s ability to attract and retain effective and capable employees who contribute to the growth and success of Black & Decker. If the stockholders re-approve the performance-based goals under the PEP and the amendment to the PEP, the PEP will continue in effect as an important part of Black & Decker’s overall compensation package, and performance shares will be available for grant under the PEP until the Annual Meeting of Stockholders in 2010.

Section 162(m) denies an employer a tax deduction for certain compensation in excess of $1,000,000 paid to “covered employees” (generally, the chief executive officer and the four other most highly compensated officers based on total annual salary and bonus) of a publicly held corporation unless the compensation is “qualified performance-based compensation” within the meaning of Section 162(m). Section 162(m) generally requires that stockholders approve the material terms of the performance-based goals under the PEP every five years, or earlier if these terms are materially modified. The Board is not proposing that any of these terms be modified. Black & Decker believes that, if the stockholders re-approve the performance-based goals under the PEP, compensation payable under the PEP for performance periods beginning on or after January 1, 2005, other than dividends or dividend equivalents, will be excluded from the $1,000,000 limitation.

The following is a summary of the principal features of the PEP and is qualified in its entirety by the complete text of the PEP as proposed to be amended, which is attached as Exhibit B. Capitalized terms used but not defined in the following summary will have the meanings contained in the PEP.

Summary of the PEP    The PEP is administered by the Compensation Committee of the Board of Directors, which is composed of at least three outside directors within the meaning of the regulations adopted under Section 162(m). The Compensation Committee is authorized to construe and interpret the PEP, to establish rules for its administration, to select participants, and to determine the number of performance shares to be granted to each participant.

Participants in the PEP are granted performance shares, which may be either authorized but unissued shares of common stock or units equivalent to shares of common stock. Any performance shares granted and subsequently forfeited under the PEP (and the related shares of common stock) are once again available for grant and issuance under the PEP. As of the Record Date, 1,266,505 shares of common stock were available for issuance under the PEP. The closing price on the NYSE on the Record Date was $81.09 per share of common stock. Subject to certain provisions in the event of an extraordinary transaction or a Change of Control (as defined in the PEP), performance shares paid in cash rather than in shares of common stock are applied against the above limitation on the number of shares of common stock that may be issued under the PEP. With respect to each performance period, the maximum number of performance shares that may be granted, and the maximum number of shares of common stock that may be issued, to any participant is 75,000.

The Compensation Committee selects the individual participants in the PEP from those full-time salaried employees of Black & Decker or its subsidiaries who, in the opinion of the Compensation Committee, have the capacity to contribute in substantial measure to the successful performance of

Black & Decker and its subsidiaries. With respect to any employee who becomes an executive officer of Black & Decker, the Compensation Committee may not designate that employee a participant in the PEP more than 90 days after the commencement of a performance period. In 2004, 16 individuals received awards for the 2004-2005 performance period.

For each grant of performance shares, the Compensation Committee establishes a performance period, normally two years, and establishes a performance objective or objectives relating to, in whole or in part, the performance of Black & Decker or any subsidiary, group, division, or operating unit of Black & Decker. These performance goals are established on the basis of criteria as the Compensation Committee from time to time determines. Notwithstanding the foregoing sentence, with respect to a participant who is an executive officer, the performance objective or objectives are based on one of, or a combination of, the following factors:

•	the market price of common stock at the close of business on the last business day of the performance period;

•	increases in the market price of common stock during the performance period;

•	the earnings for the performance period or any year or years in the performance period;

•	the earnings per share for the performance period or any year or years in the performance period; or

•	as to Black & Decker or any subsidiary, group, division or operating group of Black & Decker, (a) the average annual return on equity or net assets for the performance period or the return on equity or net assets for a specified year or years in the performance period; (b) the average annual gross margin or cost of goods sold for the performance period or the gross margin or cost of goods sold for a specified year or years in the performance period; or (c) the average annual cash flow from the operations or free cash flow for the performance period or the cash flow from operations or free cash flow for a specified year or years in the performance period.

The Compensation Committee determines the performance goals for a performance period at the beginning of that performance period. The Compensation Committee does not anticipate that it will disclose the specific goal or goals for any performance period because the Compensation Committee believes that this information is confidential business information, the disclosure of which would adversely affect Black & Decker.

To provide participants with additional motivation, the Compensation Committee may grant additional performance shares to participants if target performance goals are exceeded. This additional grant of performance shares may not exceed 50% of the performance shares granted to that individual for that performance period. If an additional grant is made to an executive officer, however, the number of additional performance shares to be granted to that executive officer must be fixed by the Compensation Committee within 90 days of the commencement of the performance period, and the grant of additional performance shares to the executive officer is contingent upon the attainment of the performance goals established, in writing, by the Compensation Committee within 90 days of the commencement of the performance period.

During the performance period and thereafter until payment is made in accordance with the PEP, the Compensation Committee has the authority to adjust upward or downward the performance goals or the measure or measures of performance in any manner that it deems appropriate in order to reflect unusual, extraordinary, or non-recurring events, changes in applicable accounting rules or principles or in Black & Decker’s methods of accounting, changes in applicable tax law or regulations, or any other factors as the Compensation Committee may determine. The Compensation Committee also has the authority to determine that all or a portion of any performance shares otherwise earned for the performance period have not been earned. The Compensation Committee may not adjust the performance goals or performance measures if that adjustment would result in any awards made to participants for the performance period not being excluded from covered compensation under Section 162(m) of the Internal Revenue Code.

If the Compensation Committee grants performance shares in the form of shares of common stock, certificates representing the shares of common stock are issued in the name of the participant, but are retained in the custody of Black & Decker until paid out following the end of the performance period. If the participant ceases to be an employee prior to the end of the performance period, the participant’s performance shares will be forfeited except to the extent otherwise provided in the PEP.

During the performance period and until payment is made in accordance with the PEP, the performance shares are not transferable except to the extent rights pass upon the death of the participant, as described below, to the beneficiary designated by the participant to receive them in the event of the participant’s death or, in the absence of an effective designation, his or her spouse or estate (a “Designated Beneficiary”). Participants have the right during the performance period to receive all cash dividends and other cash distributions with respect to performance shares granted to the participant that have not previously been forfeited and to vote the shares. Any distributions of shares of stock or other securities or property made with respect to performance shares held in the name of a participant will be treated as part of the performance shares of the participant and will be subject to forfeiture and all the other limitations and restrictions imposed upon the performance shares. In the event of the death of the participant, his or her Designated Beneficiary has the same right to receive cash dividends and other cash distributions with respect to the performance shares that are not forfeited and to vote those shares as the participant would have had if he or she had survived.

If the Compensation Committee grants performance shares in the form of units equivalent to shares of common stock, no certificates are issued with respect to the units, but Black & Decker maintains a bookkeeping account in the name of the participant to which the units relate and the units otherwise are treated in a comparable manner, including the payment of amounts equivalent to cash dividends and other cash distributions, as if the participant had been awarded shares of common stock, except that no voting rights or other stock ownership rights apply to the units.

As soon as practicable after the end of a performance period, the Compensation Committee determines the extent to which the performance goals have been achieved or exceeded and the percentages (not in excess of 150%), if any, of the granted performance shares that have been earned. In accordance with procedures specified by the Compensation Committee, payment of performance shares earned may be made in common stock, cash, or a combination thereof as determined by the Compensation Committee.

If prior to the end of a performance period, a participant dies or ceases to be an employee by reason of (a) retirement from active employment with a right to receive an immediate pension benefit under the applicable pension plan of Black & Decker or any of its subsidiaries, (b) extended disability (such as entitles the participant to long-term disability payments under the applicable pension plan or long-term disability plan of Black & Decker or any of its subsidiaries), or (c) for any other reason specified in each case by the Compensation Committee, the participant will forfeit a number of performance shares equal to the number granted to the participant for that performance period multiplied by a fraction, the numerator of which will be the number of full calendar months from the date of the participant’s cessation of employment to the end of the performance period, and the denominator of which will be the number of months representing the entire performance period. With respect to the performance shares that are not forfeited, the performance period will continue, and the percentage of the remaining performance shares that are earned or forfeited will be determined based upon the extent to which the applicable performance goals for the performance period have been achieved or exceeded (subject to the authority of the Compensation Committee to determine that all or a portion of the performance shares have not been earned).

In the case of certain corporate transactions identified in the PEP, all performance periods will be deemed to have ended as of the end of the most recent quarterly accounting period prior to the date of the transaction, and 100% of performance shares granted will be deemed to have been earned. If application of the foregoing provisions results in more than 2,500,000 performance shares deemed to have been earned, then, notwithstanding any other provision of the PEP, any performance shares in excess of 2,500,000 deemed to have been earned will be paid in cash equivalent in value to the corresponding shares of common stock.

The Board of Directors may amend, suspend, or terminate the PEP; provided, however, that no such amendment, suspension, or termination shall impair any right previously granted to any participant without the consent of that participant; and provided further that no amendment will be made, without the approval of the stockholders, that would (a) increase the number of performance shares that may be granted under the PEP (except for adjustments permitted by the PEP), (b) increase the maximum number of shares of common stock available for issuance under the PEP (except for adjustments permitted by the PEP), (c) materially increase the 150% limitation on the percentage of performance shares granted for a performance period that may be earned for that performance period, or (d) change the PEP’s eligibility requirements. Black & Decker indemnifies members of the Compensation Committee against certain liabilities with respect to the administration of the PEP.

Management believes that, under current accounting rules, the grant of performance shares to a participant will constitute compensation cost measured by the fair market value of the performance shares granted (as adjusted for estimated performance), less an appropriate income tax effect. That compensation cost will be charged to net income for financial statement purposes on a pro rata basis over the performance period. Until the performance shares are awarded or forfeited, there will be a charge (or credit) to net income as the fair market value of Black & Decker’s shares of common stock increases (or decreases to the extent of previously recognized increases) equal to the after-tax effect of (a) the amount of the increase (or decrease) per share, multiplied by both (b) the estimated number of performance shares earned and (c) the percentage of compensation cost previously charged to net income on a pro rata basis over the performance period. If a participant’s performance shares are forfeited, the amount of the charge to net income with respect to the performance shares will be reversed upon the forfeiture.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) (FASB 123R), Share-Based Payment. FASB 123R will require Black & Decker to expense share-based payments, including awards under the PEP, based upon their fair value at the date of grant. Black & Decker is required to adopt the provisions of FASB 123R effective as of the beginning of its third quarter of 2005. Black & Decker is currently evaluating the accounting treatment of the PEP under FASB 123R.

If stockholders do not re-approve the performance-based goals under the PEP, the performance shares granted under the PEP would not meet the conditions of Section 162(m) and would not be deductible for Black & Decker to the extent that certain compensation is in excess of $1,000,000 in any year for certain of Black & Decker’s executive officers. In that case, the Compensation Committee will not grant any additional performance shares under the PEP after December 31, 2005. Absent stockholder approval, however, Black & Decker may grant to the affected employees other stock-based awards and other forms of compensation that may or may not qualify for the exemption under 162(m).

Vote Required    The proposal to amend and re-approve the performance-based goals under the PEP requires the affirmative vote of a majority of the votes cast at the meeting. Neither abstentions nor “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will be considered as votes cast for purposes of determining whether the stockholders have approved the proposed amendment or re-approved the performance-based goals and will not have any effect on the result of the vote.

The Board of Directors recommends a vote FOR the proposal to amend and re-approve the performance-based goals under The Black & Decker Performance Equity Plan.

PROPOSAL TO RE-APPROVE THE PERFORMANCE-BASED GOALS UNDER THE BLACK & DECKER EXECUTIVE ANNUAL INCENTIVE PLAN

The Board of Directors is proposing that the stockholders re-approve the performance-based goals under The Black & Decker Executive Annual Incentive Plan (the “EAIP”) to preserve, to the extent possible, Black & Decker’s tax deductions for compensation paid under the EAIP in accordance with Section 162(m) of the Internal Revenue Code and related regulations. The Board is not proposing any amendment to the terms of the EAIP.

The EAIP was originally approved by the stockholders in 1996 and the performance-based goals under the EAIP re-approved in 2001. As indicated above in the Compensation Committee Report on Executive Compensation, Black & Decker believes that a critical element of its performance-based executive compensation program is the incentive compensation element, which is designed to focus management on annual and long-term financial performance and on long-term stock price improvement. If the stockholders re-approve the performance-based goals under the EAIP, the EAIP will continue in effect as an important part of Black & Decker’s overall compensation package.

Section 162(m) denies an employer a tax deduction for certain compensation in excess of $1,000,000 paid to “covered employees” (generally, the chief executive officer and the four other most highly compensated officers based on total annual salary and bonus) of a publicly held corporation unless the compensation is “qualified performance based compensation” within the meaning of Section 162(m). Section 162(m) generally requires that stockholders approve the material terms of the performance-based goals under the EAIP every five years, or earlier if these terms are materially modified. The Board is not proposing that any of these terms be modified. Black & Decker believes that, if the stockholders re-approve the performance-based goals under the EAIP at the meeting, compensation payable under the EAIP will be excluded from the $1,000,000 limitation.

The following is a summary of the principal features of the EAIP and is qualified in its entirety by the complete text of the EAIP, which is attached as Exhibit C. Capitalized terms used but not defined in the following summary will have the meanings contained in the EAIP.

Summary of the EAIP    The EAIP is administered by the Compensation Committee, which is composed solely of two or more outside directors within the meaning of the regulations adopted under Section 162(m). The Compensation Committee is authorized to construe and interpret the EAIP, to establish rules for its administration, to select participants, and to determine the performance goals applicable for each fiscal year. All decisions of the Compensation Committee are final, conclusive, and binding on Black & Decker and the EAIP participants. To be eligible to participate in the EAIP, an employee must be an officer of Black & Decker. In 2004, five officers participated in the EAIP. The Compensation Committee is required to administer the EAIP in a manner consistent with Section 162(m) so as to enable awards paid under the EAIP to be “qualified performance-based compensation” within the meaning of Section 162(m).

Within 90 days of the beginning of each fiscal year, the Compensation Committee establishes or approves performance goals. The performance goals will be based on one, or a combination of, the following factors:

•	the market price of common stock at the close of business on the last business day of the fiscal year,

•	increases in the market price of common stock during the fiscal year, Black & Decker’s earnings for the fiscal year (either before taxes, before interest and taxes, before depreciation, amortization, interest and taxes, or after all of the foregoing), Black & Decker’s earnings per share for the fiscal year or, as to Black & Decker or any subsidiary, group, division, or operating unit thereof, the average annual return on equity or net assets for the fiscal year,

•	the average annual gross margin or cost of goods sold for the fiscal year, or

•	the average annual cash flow from operations or free cash flow for the fiscal year.

The actual business criteria for a particular fiscal year are selected by the Compensation Committee, and the related performance goals for the particular fiscal year are determined by the Compensation Committee, within 90 days of the beginning of the fiscal year. The Compensation Committee does not anticipate that it will disclose the specific goal or goals for any fiscal year, because the Compensation Committee believes that this information is confidential business information, the disclosure of which would adversely affect Black & Decker.

Following the end of each fiscal year, the Compensation Committee determines whether and to what extent the previously established performance goals have been reached. The decision to pay or not to pay an award and the amount of the award to be paid under the EAIP is made by the Compensation Committee based on the previously established performance goals and in accordance with Section 162(m). Under the EAIP, the maximum award for any fiscal year that may be earned by a participant will be equal to 200% of his or her annual base salary on the date the Compensation Committee establishes the performance goals for the period. For fiscal year 2004, incentive award levels ranged from 70% to 200% of base salary. Notwithstanding the foregoing, the maximum bonus payable to a participant under the EAIP for any fiscal year is $4 million. Prior to making any awards under the EAIP, the Compensation Committee is required to certify that the performance goals have been satisfied. The Compensation Committee in its sole discretion, however, may reduce the amount of any award paid to a participant below the amount of the award that otherwise would be payable and may decide not to pay an award even when performance goals for the applicable period have been satisfied, but under no circumstances may the Compensation Committee increase the amount of any award that otherwise would be payable to a participant upon application of the performance goals under the EAIP.

The Board of Directors believes that the EAIP is critical to Black & Decker’s ability to retain and continue to attract individuals necessary for Black & Decker’s success and is in the best interest of Black & Decker’s stockholders. If the performance-based goals under the EAIP are not re-approved at the meeting, the Board of Directors believes it would be necessary to adopt some other form of annual incentive compensation plan or arrangement. Any annual incentive compensation paid under such other plan or arrangement would not qualify for the exclusion from the $1 million compensation limit for qualified performance-based compensation under Section 162(m). In addition, because the Compensation Committee believes that the prudent use of discretion in determining pay level is in the best interest of Black & Decker and its stockholders, under some circumstances (other than in the context of the EAIP) the Compensation Committee may continue to exercise discretion in determining appropriate amounts of compensation. In those situations, the compensation paid may not be fully deductible.

Vote Required    The approval of the performance-based goals under the EAIP requires the affirmative vote of a majority of the votes cast at the meeting. Neither abstentions nor broker non-votes will be considered as votes cast for purposes of determining whether the performance-based goals under the EAIP have been re-approved and will not have any effect on the result of the vote.

The Board of Directors recommends a vote FOR the proposal to re-approve The Black & Decker Executive Annual Incentive Plan.

Equity Compensation Plan Information    The following table provides information as of December 31, 2004, with respect to shares of Black & Decker’s common stock that may be issued under equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under plans (excluding securities listed in column (a))
Equity compensation plans approved by security holders:
1. Stock option plans for employees	6,988,914		$45.58	4,062,729
2. Directors Stock Option Plan	64,708		$45.29	None	(1)
3. Performance Equity Plan	174,329	(2)	N/A	1,266,505
4. Directors Stock Plan	41,724	(3)	N/A	33,224
5. Restricted Stock Plan	N/A		N/A	729,654
Equity compensation plans not approved by security holders	None		N/A	None

(1)	In August 2002, Black & Decker discontinued granting stock options under the Directors Stock Option Plan.
(2)	Represents performance units granted under the Performance Equity Plan that are equivalent to shares of common stock and are payable upon the achievement of performance-based goals established by the Compensation Committee. The maximum number of shares of common stock that may be issued upon the achievement of the performance-based goals is 150% of the performance units granted under the Performance Equity Plan.
(3)	Represents phantom shares held in deferred compensation accounts for the benefit of non-management directors under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by the directors.

STOCKHOLDER PROPOSALS

The following stockholder proposals were submitted under Rule 14a-8 of the Securities Exchange Act. The approval of each stockholder proposal requires the affirmative vote of a majority of votes cast at the meeting, provided the holders of a majority of the outstanding shares of stock are present in person or by proxy at the meeting. Abstentions and broker non-votes will not be treated as votes cast at the meeting and will not affect the result of the vote.

Stockholder Proposal #1

This proposal was submitted by the Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, beneficial owner of 2,500 shares:

RESOLVED: That the shareholders of Black & Decker Corp. (“Company”) hereby request that the Board of Directors’ Compensation Committee adopt a performance and time-based restricted share grant program for senior executives that includes the following features:

(1)	Operational Performance-Vesting Measures – The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2)	Time-Based Vesting – A time-based vesting requirement of at least three years should also be a feature of the restricted shares program, so that operational performance and time-vesting requirements must be met in order for restricted shares to vest.

The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.

Proponent’s Supporting Statement:     The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks. We believe that performance and time-vesting restricted shares should be an important component of such a program. In our opinion, performance and time-based restricted shares provide an effective means to tie equity compensation to meaningful operational performance beyond stock price performance.

A well-designed restricted share program can serve to help focus senior executives on achieving strong operational performance as measured over several years in areas determined by the Board to be important to the long-term success of the Company. The use of operational performance measures in a restricted share program can serve to complement the stock price performance measures common in senior executive equity compensation plans. In addition to operational performance requirements, time vesting requirements of at least three years will help reinforce the long-term performance orientation of the plan.

Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate operational performance criteria and associated performance benchmarks. It is requested that detailed disclosure of the performance criteria be provided in the Compensation Committee Report. Further, clear disclosure should be provided on the performance benchmarks associated with each performance criteria to the extent this information can be provided without revealing proprietary information. This disclosure will enable shareholders to assess whether the long-term equity compensation portion of the executive compensation plan provides challenging performance targets for senior executives to meet.

We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity compensation commensurate with their contributions to long-term corporate performance. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this important executive compensation reform.

Black & Decker’s Statement in Opposition to Stockholder Proposal #1

The stockholder proposal requests that the Board of Directors adopt a restricted share grant program for senior executives that includes operational performance-vesting measures and time-based vesting. In 2004, the Board of Directors adopted The Black & Decker Corporation 2004 Restricted Stock Plan (the “RSP”). At the 2004 Annual Meeting of Stockholders, Black & Decker’s stockholders approved the adoption of the RSP. As described in the Proxy Statement delivered to stockholders in connection with the 2004 Annual Meeting of Stockholders, the terms and conditions, including those relating to vesting, of restricted stock granted under the RSP is determined by the Compensation Committee and set forth in a written agreement between Black & Decker and the employee. That Proxy Statement also disclosed that the restricted stock generally will become unrestricted upon the completion of the term of employment with Black & Decker as specified by the Compensation Committee. With respect to the restricted stock granted in 2004, 75% of each award will vest upon completion of three years of full-time employment and the remainder will vest upon completion of four years of full-time employment.

As described in the Compensation Committee Report beginning on page 20 of this Proxy Statement, Black & Decker’s compensation program is designed to provide total compensation that rewards performance and to focus management on Black & Decker’s annual and long-term financial performance and on long-term stock price performance. A significant portion of an executive officer’s compensation is based on the achievement of certain performance targets established by the Compensation Committee. The Compensation Committee awards annual bonuses based on a number of factors, including corporate or business unit performance against established performance targets. The long-term incentive compensation program is composed of the Performance Equity Plan (“PEP”), the RSP, and stock option plans. Awards under the PEP are earned based on Black & Decker’s performance during a two-year period against performance goals established by the Compensation Committee at the beginning of the performance period after consideration of Black & Decker’s operating plan for that period. The Board of Directors believes that the time-vesting schedule of the restricted stock awards, in combination with the performance-based awards under the PEP, provide a balanced compensation program.

The Board of Directors believes that the Compensation Committee needs to maintain the flexibility to determine the form and nature of long-term incentive awards, including restricted stock grants under the RSP, that may be granted to executive officers in the future and should not be limited to the terms set forth in the stockholder proposal. Black & Decker must compete for talent with U.S.-based and international companies, the vast majority of which offer conventional stock options, restricted stock with time-based vesting, or both. Given the industry and the types of companies with which Black & Decker competes for executive talent and from which Black & Decker recruits, Black & Decker would be at a severe competitive disadvantage if the Board of Directors adopted a restricted share grant program as described in the proposal.

The Board of Directors recommends a vote AGAINST Stockholder Proposal #1.

Stockholder Proposal #2

This proposal was submitted by The Catholic Funds, 1100 West Wells Street, Milwaukee, WI 53233, beneficial owner of 300 shares, and CHRISTUS Health, 2600 North Loop West, Houston, TX 77092, beneficial owner of 7,000 shares.

RESOLVED: That the shareholders urge the Board of Directors:

•	To limit the Compensation paid to the CEO in any fiscal year to no more than 100 times the average Compensation paid to the company’s Non-Managerial Workers in the prior fiscal year, unless the shareholders have approved paying the CEO a greater amount;

•	In any proposal for shareholder approval, to provide that the CEO can receive more than the 100-times amount only if the company achieves one or more goals that would mainly reflect the CEO’s contributions rather than general market conditions; and

•	In that proposal, to assure the shareholders that the Board will seriously consider reducing the CEO’s compensation in the event of any unusual reduction in the company’s workforce resulting from outsourcing or other factors.

This proposal does not apply to the extent that complying would necessarily breach a compensation agreement in effect at the time of the present shareholder meeting.

“Compensation” means salary, bonus, the grant-date present value of stock options, the grant-date present value of restricted stock, payments under long-term incentive plans, and “other annual” and “all other compensation” as those categories are defined for proxy statement purposes.

“Non-Managerial Workers” means U.S.-based employees working in the categories of Blue-Collar Occupations or Service Occupations or the Sales and Administrative Support components of White-Collar Occupations as used by the Bureau of Labor Statistics in its National Compensation Surveys.

Proponent’s Supporting Statement:     Our resolution is based on these premises:

1.	Unless internally anchored, market-based compensation methods tend to produce excessive CEO compensation;

2.	Very high CEO pay should require shareholder approval since it tends to produce sub par share performance long-term; and

3.	Very highly paid CEOs should realize that they might share some pain when choosing job reductions as a means to achieve corporate goals.

Our resolution would introduce an internal foundation for CEO compensation — the company’s CEO/average-worker pay ratio. Commentators note that on the average for U.S. companies this ratio has gone from about 42 in 1980 to several hundred today and that it tends to be much lower in foreign companies that compete successfully with U.S. companies. Consistent with these facts, the Blue Ribbon Commission of the National Association of Corporate Directors has urged compensation committees to use such a ratio as a factor in setting CEO compensation. Our resolution follows this advice.

Our resolution would not arbitrarily limit CEO compensation. Rather, it would offer the board the opportunity to persuade the shareholders that very high CEO compensation would make the company more competitive and would be in their interest.

At Black & Decker, CEO Compensation was 6.1, 11.2, and 19.3 million dollars in 2001, 2002, and 2003. The 2003 Compensation is 755 times the $25,501 that the average U.S. worker makes according to the AFL-CIO’s Executive Paywatch (http://www.aflcio.org/corporateamerica/paywatch/). In their 2004 analyses of executive pay versus shareholder return, Business Week gave the CEO its worst rating (http://www.businessweek.com/pdfs/2004/0416_execpay.pdf), and Forbes gave the CEO a grade of D (http://www.forbes.com/lists/2004/04/21/04ceoland.html).

Black & Decker’s Statement in Opposition to Stockholder Proposal #2

The Board of Directors believes that the Compensation Committee, which is composed entirely of independent directors, is in the best position to determine compensation for the chief executive officer that is competitive and provides incentive opportunities linked to Black & Decker’s performance. The Compensation Committee regularly reviews all elements of executive compensation and uses various compensation tools, including salary, annual incentive compensation awards, and long-term compensation, to provide a compensation structure that recognizes both Black & Decker’s performance and the chief executive officer’s contribution to that performance. The Board believes that adoption of this proposal would severely limit Black & Decker’s ability to attract, motivate, and retain the best leadership talent in today’s competitive environment and in the future by capping the compensation that may be paid to the chief executive officer.

The proposal would limit the chief executive officer’s compensation based on an arbitrary or formalistic mathematical formula that does not take into account the complex factors and analysis that must be considered in determining the appropriate compensation of a chief executive officer. The factors and analysis considered in arriving at a compensation amount include financial and other business goals of Black & Decker as well as individual contributions and performance. The Compensation Committee Report on Executive Compensation (beginning on page 20 of this Proxy Statement) describes the philosophy and objectives of Black & Decker’s executive compensation program as well as the principal components of that program.

The proponents’ arbitrary and formalistic pay cap proposal would restrict the Compensation Committee’s role in engaging in the complex analysis necessary to determine appropriate compensation levels and remove from the Compensation Committee the flexibility to recognize significant accomplishments of an individual that may be critical to ensuring the long-term success of Black & Decker. The Board believes that limiting the Compensation Committee’s flexibility to design a compensation program and set competitive compensation levels in line with those for other companies that compete with Black & Decker would place Black & Decker at a significant competitive disadvantage in the recruitment and retention of a chief executive officer.

The Board of Directors recommends a vote AGAINST Stockholder Proposal #2.

STOCKHOLDER PROPOSALS AND OTHER BUSINESS TO BE CONSIDERED AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS

It is expected that the 2006 Annual Meeting of Stockholders will be held on April 20, 2006. In order to be considered for inclusion in the proxy statement for that meeting, stockholder proposals must be submitted in writing, must be received on or before November 14, 2005, and must include the full and correct name and address of the stockholder making the proposal and the number of shares of common stock owned. If the shares are not registered in the stockholder’s name but are beneficially owned, proof of ownership must be submitted with the proposal. In addition, the stockholder must state in writing his or her intention to appear personally or by proxy at the meeting to present the proposal.

Stockholders desiring to bring business before the 2006 Annual Meeting of Stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Corporate Secretary at the principal office of Black & Decker after December 31, 2005, and before January 20, 2006. The written notice must comply with the provisions of Black & Decker’s bylaws summarized below under the heading Other Matters.

OTHER MATTERS

Management does not know of any other matters that will properly come before the 2005 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, or if any of the persons named as nominees for election as directors should decline or be unable to serve as a director, the persons named as Proxies are authorized to vote the shares as they see fit and will act according to their best judgment.

The bylaws provide that, to be properly brought before the meeting, business must be: (1) specified in the notice of meeting (or any supplemental notice) given by or at the direction of the Board; (2) otherwise properly brought before the meeting by or at the direction of the Board; or (3) otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, the stockholder must have given written notice that is received by the Corporate Secretary at the principal executive office of Black & Decker not less than 90 days nor more than 110 days prior to the meeting. If Black & Decker provides less than 100 days’ notice or prior public disclosure of the date of the meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder’s notice must include: (1) a brief description of each matter of business to be brought before the meeting and the reasons for conducting the business at the meeting; (2) any material interest of the stockholder in the business; (3) the name and address of the stockholder proposing the business; and (4) the number of shares of common stock beneficially owned by the stockholder.

No stockholders submitted written notice to Black & Decker that they intended to bring business before the 2005 Annual Meeting of Stockholders in compliance with the preceding paragraph. As a result, only the business described in the attached Notice of Annual Meeting of Stockholders and any other business brought forth by or at the direction of the Board will be considered at the meeting.

No business shall be conducted at the meeting except as described above. If the chairman of the meeting determines that any business was not properly brought before the meeting, the chairman will announce this at the meeting and the business will not be conducted.

March 14, 2005

Towson, Maryland

Exhibit A

The Black & Decker Audit Committee Charter

A. Members.    The Audit Committee is composed of not less than three members, appointed annually by the Board, each of whom (1) is an independent Director as defined in section B.1.b of this Statement*, (2) meets the requirements of Section 303A(2) of the NYSE Listed Company Manual and Rule 10A-3(b)(1) of the SEC, (3) except fees for service as a Director or as a member of a committee of the Board, accepts no other consulting, advisory, or other compensatory fee from the Corporation, and (4) is not an affiliated person of the Corporation or any subsidiary of the Corporation. All members shall be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement, and cash flow statement. In addition, at least one member shall qualify as an “audit committee financial expert” as defined by the SEC. A member may not serve simultaneously on the audit committee of more than three public companies unless the Board determines that the additional service will not impair the member’s ability to serve effectively on the Corporation’s Audit Committee and discloses the determination in the Corporation’s annual meeting proxy statement.

B. Purpose.    The Audit Committee, among other things, assists the Board in overseeing the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Corporation’s internal auditors and independent auditor. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor, who shall report directly to the Committee. The Committee also prepares a report to be included in the Corporation’s annual meeting proxy statement as required by the rules of the SEC.

C. Functions.    The Audit Committee will:

(1) Retain and terminate, on its sole authority, the Corporation’s independent auditor and approve all audit engagements and the scope, fees, and terms of each engagement.

(2) Approve in advance any non-audit engagements of the independent auditor permitted by Section 201 of the Sarbanes-Oxley Act of 2002 and assure that the approval is disclosed in the Corporation’s periodic reports as required by law.

(3) At least annually, obtain and review a report by the independent auditor describing the auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the auditor or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues, and (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation.

(4) Require the independent auditor to provide a written statement of all relationships between the auditors and the Corporation consistent with Independence Standards Board Standard No. 1.

(5) Evaluate the independent auditor’s qualifications, performance, and independence, including review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Corporation’s internal auditors, and assure the rotation of the lead audit partner, the reviewing audit partner, and other audit personnel as required by law.

(6) Receive and review reports of the independent auditor regarding critical accounting policies and practices to be used, all material alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of using the alternative disclosures and treatments and the treatment preferred by the independent auditor, and other material written communications between the independent auditor and management, including any management representation letter, report on observations and recommendations on internal controls, schedule of unadjusted differences, and a listing of adjustments and reclassifications not recorded.

(7) Present to the Board the Audit Committee’s conclusions with respect to the independent auditor.

(8) Meet to review and discuss the Corporation’s annual audited financial statements and quarterly financial statements, including reviewing the Corporation’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditor.

(9) Review and discuss with management the financial statements in the Corporation’s Annual Report on Form 10-K, discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, and based on the review and discussion, recommend to the Board that the audited financial statements be included in the Annual Report on Form 10-K.

(10) Discuss earnings press releases and the general types of information to be provided to securities analysts and rating agencies. The discussion of earnings press releases may be conducted without a meeting of the Committee by the Chairman or the Chairman’s designee and any available members.

(11) Discuss policies with respect to risk assessment and risk management, including guidelines and policies that govern the process by which risk assessment and risk management is undertaken and the steps management has taken to monitor and control the exposures.

(12) Periodically, meet separately with the CFO, the General Counsel, the Controller, the General Auditor, and the independent auditor.

(13) Review regularly with the independent auditor any audit problems or difficulties, including any restrictions on the scope of the independent auditor’s activities or access to requested information, any significant disagreements with management and management’s response.

(14) Set clear hiring policies for employees and former employees of the independent auditor.

(15) Establish procedures for (a) receiving, retaining, and handling complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(16) Serve as a channel of communication between the Board and the independent auditor.

(17) At least annually, meet with the General Auditor to review the internal audit organization, the adequacy of resources committed to the function, the adequacy of the system of internal controls, procedures, and programs, the results of activities, and the responsibilities, budget, and staffing of the Corporation’s internal audit function.

(18) Review significant accounting principles and financial statement presentations, including any material changes in the Corporation’s selection or application of accounting principles. Review significant judgments made in connection with the preparation of the financial statements, including any material exposures and related reserves and any off-balance sheet structures.

(19) Assess compliance of the Corporation’s CEO, CFO and Controller with the Code of Ethics for Senior Financial Officers set out in Appendix 2 to this Statement, report material violations to the Board, and recommend to the Board appropriate action.

(20) Review the expenses of the executive officers.

(21) Report the Audit Committee’s charter, charter amendments, and activities in the Corporation’s annual meeting proxy statement as required by the rules of the SEC.

(22) Review the certificates of the CEO and the CFO relating to the annual and quarterly reports and monitor the establishment, maintenance, and evaluation by the CEO and the CFO of the disclosure controls and procedures and internal control over financial reporting required by the SEC.

(23) Quarterly, receive a report from the General Auditor regarding any transactions that are out of the ordinary course of business between Directors or executive officers and the Corporation.

(24) Annually, adopt a schedule for discharge of the Committee’s duties and responsibilities.

(25) Review compliance with the provisions of the Corporation’s Code of Ethics and Standards of Conduct (Appendix 1) dealing with conflicts of interest, improper payments, and secret accounts.

(26) As appropriate and at the expense of the Corporation, retain and obtain advice and assistance from outside legal, accounting, or other advisors without seeking Board approval.

(27) Annually, review and reassess the adequacy of the charter of the Audit Committee.

(28) Annually, conduct an evaluation of the Audit Committee’s performance.

(29) Report regularly to the Board.

D. Staff Support.    CFO; Controller; General Counsel; General Auditor.

*	The “Statement” refers to Black & Decker’s Corporate Governance Policies and Procedures Statement, of which the Audit Committee Charter is a part. Appendices referenced in the Audit Committee Charter refer to the appendices of the Statement. The Statement is posted on Black & Decker’s Web site. The definition of an independent Director contained in section B.1.b of the Statement is as follows:
(1)	A Director is not independent unless the Board affirmatively determines that the Director has no material relationship with the Corporation, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Corporation. The Corporation will identify in its annual meeting proxy statement which Directors are independent and disclose the basis for the determination.
(2)	A Director is not independent if the Director is, or within the last three years has been, an employee of the Corporation or an immediate family member is, or within the last three years has been, an “executive officer” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) of the Corporation. A Director who serves as an interim Chairman, Chief Executive Officer (CEO) or other executive officer, however, may be deemed independent immediately following that employment.
(3)	A Director is not independent if the Director or an immediate family member has received from the Corporation, during any twelve-month period within the last three years, more than $100,000 in direct compensation other than Director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service. Compensation received by the Director for former service as an interim Chairman, CEO, or other executive officer and compensation received by an immediate family member for service as an employee (other than an executive officer) is excluded when determining independence under this subsection.
(4)	A Director is not independent if (a) the Director or an immediate family member is a current partner of the Corporation’s internal or external auditor, (b) the Director is a current employee of the Corporation’s internal or external auditor, (c) an immediate family member is a current employee of the internal or external auditor and participates in the auditor’s audit, assurance, or tax compliance (but not tax planning) practice, or (d) the Director or an immediate family member was within the last three years (but is not currently) a partner or employee of the internal or external auditor and personally worked on the Corporation’s audit within that time.
(5)	A Director is not independent if the Director or an immediate family member is, or within the last three years has been, employed as an executive officer of another company where any of the Corporation’s current executive officers at the same time serves or served on that company’s compensation committee.
(6)	A Director is not independent if the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the company’s consolidated gross revenues.
(7)	The term “immediate family member” includes a Director’s spouse, parents, children, siblings, mothers and fathers-in-law, brothers and sisters-in-law, sons and daughters-in-law, and anyone (other than domestic employees) who shares the Director’s home.

Exhibit B

The Black & Decker Performance Equity Plan

Section 1. Purpose

The purpose of The Black & Decker Performance Equity Plan (the “Plan”) is to attract and retain key employees of The Black & Decker Corporation (the “Corporation”) and its Subsidiaries, to motivate those employees to put forth maximum efforts for the long-term success of the business, and to encourage ownership of the Corporation’s Stock by them.

Section 2. Definitions

The following definitions are applicable to the Plan:

(a) “Committee” shall mean the Compensation Committee of the Corporation’s Board of Directors or such other committee of the Board comprised of not less than three members as the Board of Directors shall from time to time appoint to administer the Plan. All members of the Committee shall be members of the Board of Directors of the corporation who are not eligible to participate in the Plan and who are (i) disinterested persons as defined in Rule 16b-3 adopted pursuant to the Exchange Act, (ii) outside directors as defined in the Section 162(m) Regulations, and (iii) independent directors as defined in the New York Stock Exchange’s corporate governance rules and the Corporation’s Corporate Governance Policies and Procedures Statement.

(b) “Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive shares of Stock or other payments due the Participant in the event of the Participant’s death, or in the absence of an effective designation by the Participant, the Participant’s surviving spouse, or, if there is no surviving spouse, the Participant’s estate.

(c) “Employee” shall mean a regular full-time salaried employee of the Corporation or of a Subsidiary.

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(e) “Executive Officer” shall mean an executive officer of the Corporation within the meaning of Rule 3b-7 promulgated under the Exchange Act and a “covered employee” as defined by the Section 162(m) Regulations.

(f) “Fiscal Year” shall mean the fiscal year of the Corporation.

(g) “Participant” shall mean an Employee who is selected by the Committee to participate in the Plan pursuant to Section 5.

(h) “Performance Goals” shall mean the performance objective or objectives relating to, in whole or in part, the performance of the Corporation or any Subsidiary, group, division, or operating unit of the Corporation or any Subsidiary during a Performance Period. With respect to a Participant who is an Executive Officer, the performance objective or objectives shall be based on one of, or a combination of, the following factors: the market price of the Stock at the close of business on the last business day of the Performance Period, increases in the market price of the Stock during the Performance Period, the earnings for the Performance Period or any year or years in the Performance Period (either before taxes, before interest and taxes, before depreciation, amortization, interest and taxes, or after all of the foregoing), the earnings per share for the Performance Period or any year or years in the Performance Period, or, as to the Corporation or any Subsidiary, group, division or operating unit thereof, the average annual return on equity or net assets for the Performance Period or the return on equity or net assets for a specified year or years in the Performance Period, the average annual gross margin or cost of goods sold for the Performance Period or the gross margin or cost of goods sold for a specified year or years in the Performance Period, or the average annual cash flow from operations or free cash flow for the Performance Period or the cash flow from operations or free cash flow for a specified year or years in the Performance Period.

(i) “Performance Period” shall mean with respect to each grant of Performance Shares a period of two to three Fiscal Years.

(j) “Performance Shares” shall mean a grant pursuant to Sections 5 and 7 of an award in the form of shares of Common Stock or units equivalent thereto.

(k) “Section 162(m) Regulations” shall mean the regulations adopted pursuant to Section 162(m) of the Internal Revenue Code of 1986 (as amended), as such regulations may be amended from time to time.

(l) “Stock” shall mean the common stock, $.50 par value, of the Corporation.

(m) “Subsidiary” shall mean any business entity in which the Corporation, directly or indirectly, owns 50 percent or more of the total combined voting power of all classes of stock or other equity interests.

Section 3. Administration

The Plan shall be administered by the Committee. The Committee shall have full power to establish the form and terms and conditions (including, without limitation, noncompete, confidentiality or similar provisions) of the Performance Share Agreement that shall represent the grant of Performance Shares to a Participant hereunder, to construe and interpret the Plan and to establish and amend rules and regulations for its administration. All actions taken and decisions made by the Committee pursuant to the provisions of the Plan shall be binding and conclusive on all persons for all purposes, including but not limited to Participants and their legal representatives and beneficiaries. The rights of a Participant shall at all times be subject to the terms and conditions set forth in the respective Performance Share Agreement.

Section 4. Maximum Amount Available for Grants

(a) The maximum number of Performance Shares that may be granted and the maximum number of shares of Stock that may be issued under the Plan is 2,500,000, subject to adjustment as provided in Section 11. If Performance Shares are forfeited under the Plan, they and any related shares of Stock shall again be available for grant and issuance under the Plan. Subject to Section 10, if Performance Shares are paid in cash rather than in shares of Stock, they and any related shares of Stock shall not be available for grant and issuance.

(b) Shares of Stock delivered under the Plan shall be made available from authorized but unissued shares.

(c) With respect to each Performance Period beginning on or after January 1, 1996, the maximum number of Performance Shares that may be granted, and the maximum number of shares of Stock that may be issued, to any Participant shall be 75,000.

Section 5. Participation; Grants

The Committee shall from time to time make grants of Performance Shares to Participants selected from among those Employees who, in the opinion of the Committee, have the capacity to contribute in substantial measure to the successful performance of the Corporation and its Subsidiaries. In making grants, the Committee may take into account a Participant’s level of responsibility, rate of compensation, individual performance and contribution, and such other criteria as it deems appropriate. If an Employee becomes a Participant after the commencement of a Performance Period, the number of Performance Shares granted, if any, may be prorated for the length of time remaining in the Performance Period. With respect to any Employee who is or becomes an Executive Officer, the Committee may not designate the Employee a Participant more than 90 days after the commencement of a Performance Period. The Committee may not grant Performance Shares to any member of the Committee.

Section 6. Performance Goals

The Committee shall establish Performance Goals for each Performance Period on the basis of such criteria, and to accomplish such objectives, as the Committee may from time to time determine. The Committee shall also establish a schedule or schedules for the Performance Period setting forth the percentage of the Performance Shares granted that will be earned or forfeited based on the percentages of the Performance Goals for the period that are actually achieved or exceeded. To provide Participants with additional motivation, the Committee, in its discretion, may provide for the issuance to individual Participants, where Performance Goals in excess of a target are achieved or exceeded, of additional, fully vested and unrestricted Performance Shares not to exceed 50% of the Performance Shares granted for the Performance Period; provided, however, that with respect to Performance Periods beginning on or after January 1, 1996, if such an additional grant is made to an Executive Officer, the number of additional Performance Shares to be granted to the Executive Officer shall be fixed by the Committee within 90 days of the commencement of the Performance Period, and the grant of additional Performance Shares to the Executive Officer shall be contingent upon the attainment of the Performance Goals established, in writing, by the Committee within 90 days of the commencement of the Performance Period. In setting Performance Goals, the Committee may use return on equity, earnings growth, revenue growth, peer comparisons or such other measures of performance in such manner as it deems appropriate; provided, however, that for Performance Periods beginning on or after January 1, 1996, Performance Goals established with respect to a Participant who is an Executive Officer shall be based on one of, or a combination of, the factors set forth in the definition of Performance Goals. The Committee shall establish Performance Goals before, or as soon as practicable after, the commencement of the Performance Period; provided that with respect to a Participant who is an Executive Officer the Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the Performance Period. During the Performance Period and until such time thereafter as payment is made in accordance with Section 8(b), the Committee shall have the authority to adjust upward or downward the Performance Goals or the measure or measures of performance in such manner as it deems appropriate to reflect unusual, extraordinary or nonrecurring events, changes in applicable accounting rules or principles or in the Corporation’s methods of accounting, changes in applicable tax law or regulations, changes in Fiscal Year or such other factors as the Committee may determine, including authority to determine that all or any portion of any Performance Shares otherwise earned for the Performance Period have not been earned (even if applicable Performance Goals originally established have been met). Notwithstanding the preceding sentence, with respect to a Performance Period beginning on or after January 1, 1996, the Committee shall have no such authority to the extent that the existence or exercise of the authority would result in any awards made to such Participants for the Performance Period not being excluded from covered compensation under the Section 162(m) Regulations as a result of the qualified performance based compensation exclusion in the Section 162(m) Regulations.

Section 7. During Performance Period

(a) Performance Shares may be granted in the form of either shares of Stock or units equivalent thereto as described in the following paragraphs of this Section 7.

(b) If Performance Shares are granted in the form of shares of Stock, certificates representing the Performance Shares shall be issued in the name of the Participant, but shall be retained in the custody of the Corporation until the expiration of the Performance Period and the determination of the number of shares, if any, that are to be forfeited pursuant to the terms of the grant. During the Performance Period (and until such time thereafter as payment is made in accordance with Section 8(b)), the Performance Shares shall not be transferable, except to the extent rights may pass upon the death of the Participant to a Designated Beneficiary pursuant to the terms of this Plan. The Participant shall have the right during the Performance Period to receive all cash dividends and other cash distributions with respect to the Performance Shares granted to the Participant that have not previously been forfeited and to vote such shares. Any distribution of shares of stock or other securities or property made with respect to Performance Shares held in the name of a Participant shall be treated as part of the Performance Shares of the Participant and shall be subject to forfeiture and all the other limitations and restrictions imposed upon such Performance Shares. Upon the expiration of the Performance Period or the occurrence of any other event that may give rise to forfeiture under the Plan, the Corporation may defer payment of dividends on Performance Shares until a determination is made as to the number of such shares, if any, to be forfeited, and no further dividends shall be paid with respect to forfeited shares after the date of the forfeiture (regardless of whether the record date of the dividend is before or after the date of the forfeiture). The Participant shall retain the right to vote all Performance Shares until a determination has been made by the Committee as to whether such shares, or a part thereof, have been forfeited. In the event of the death of the Participant, his Designated Beneficiary shall have the same right to receive cash dividends and other cash distributions with respect to the Performance Shares that are not forfeited and to vote such shares as the Participant would have had if he had survived.

(c) If Performance Shares are granted in the form of units equivalent to shares of Stock, no certificates shall be issued with respect to the units, but the Corporation shall maintain a bookkeeping account in the name of the Participant to which the units shall relate and the units shall otherwise be treated in a comparable manner as if the Participant had been awarded shares of Stock (except that no voting rights or other stock ownership rights shall apply to the units). Each such unit shall represent the right to receive one share of Stock or a cash payment of equivalent value at the time, in the manner and subject to the restrictions set forth in the Plan. If, during the Performance Period, cash dividends or other cash distributions are paid with respect to shares of Stock, the Corporation shall pay to the Participant in cash an amount equal to the cash dividends or cash distributions that he would have received if the Performance Shares had been granted in the form of shares of Stock rather than units equivalent thereto. If, during the Performance Period, shares of stock or other securities or property are distributed with respect to the Stock, additional units equivalent to such shares, securities or property shall be added to the Participant’s bookkeeping account as additional units and shall be subject to forfeiture and all other limitations and restrictions imposed upon the related units. Upon the expiration of the Performance Period or the occurrence of any other event that may give rise to forfeiture under the Plan, the Corporation may defer payment of dividend equivalents on units of Performance Shares until a determination is made as to the number of such units, if any, to be forfeited, and no further dividend equivalents shall be paid with respect to forfeited units after the date of the forfeiture (regardless of whether the record date of the dividend is before or after the date of the forfeiture). In the event of the death of the Participant, his Designated Beneficiary shall have the same right to receive cash payments equivalent to cash dividends and other cash distributions with respect to the units of Performance Shares which are not forfeited as the Participant would have had if he had survived. A Participant (or Designated Beneficiary) shall have no right to or interest in any specific assets of the Corporation or any of its Subsidiaries by reason of the establishment of the bookkeeping account described in this paragraph (c), and shall have only the right of an unsecured creditor of the Corporation with respect to amounts payable from such account under this Plan.

Section 8. Payment

(a) As soon as practicable after the end of a Performance Period, except as permitted in paragraph (c) of this Section 8, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded and, on this basis, shall certify and declare in writing what percentages, if any, of the granted Performance Shares have been earned with respect to the Performance Period.

(b) In accordance with the procedures specified by the Committee from time to time, payment of Performance Shares that have been earned shall be made in Stock, cash equivalent in value to the corresponding shares of Stock, or a combination thereof as determined by the Committee.

(c) For the first Performance Period established under the Plan (but not for any subsequent Performance Periods), the Committee may in its discretion establish interim Performance Goals applicable to a Fiscal Year or Years ending prior to the end of the Performance Period, and provide for a portion of the Performance Shares granted for the Performance Period to be earned and paid out as soon as practicable following the end of each such Fiscal Year or Years to the extent such interim Performance Goals are satisfied.

Section 9. Termination of Employment and Forfeitures

Subject to the provisions of Section 10:

(a) Except as otherwise provided in paragraph (c) below, Performance Shares which are granted but not earned by a Participant with respect to the Performance Period shall be forfeited.

(b) Except as otherwise provided in paragraph (c) below or in Section 8(c), if a Participant ceases to be an Employee prior to the end of the Performance Period, all of such Participant’s Performance Shares for the Performance Period shall be forfeited.

(c) If prior to the end of a Performance Period, a Participant dies or ceases to be an Employee by reason of (i) retirement from active employment with a right to receive an immediate pension benefit under the applicable pension plan of the Corporation or any of its Subsidiaries, (ii) extended disability (such as entitles the Participant to long-term disability payments under the applicable pension plan or long-term disability plan of the Corporation or any of its Subsidiaries), or (iii) for any other reason specified in each case by the Committee, there shall be forfeited as of the cessation of employment a number of Performance Shares equal to the number initially granted to the Participant for that Performance Period multiplied by a fraction, (i) the numerator of which shall be the number of full calendar months from the date of the Participant’s cessation of employment to the end of the Performance Period, and (ii) the denominator of which shall be the number of months representing the entire Performance Period; provided, that with respect to Performance Periods beginning before January 1, 1996, the Committee is authorized to declare (before or as soon as practicable after such cessation of employment) that a lesser number of Performance Shares shall be forfeited as of the date of such cessation of employment. With respect to the Performance Shares that are not so forfeited as of the date of such cessation of employment, the Performance Period shall continue and the percentage of such remaining Performance Shares that are earned or forfeited shall be determined based upon the extent to which the applicable Performance Goals for such Performance Period have been achieved or exceeded (subject to the last two sentences of Section 6).

(d) Transfer from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another Subsidiary shall not be considered a termination of employment. Nor shall it be considered a termination of employment if an Employee is placed on military or sick leave or on other leave of absence that is considered by the Committee as continuing intact the employment relationship. In those cases, the employment relationship shall be continued until the later of the date when the leave equals 90 days or the date when an Employee’s right to reemployment shall no longer be guaranteed either by law or by contract, except that in the event active employment is not renewed at the end of the leave of absence, the employment relationship shall be deemed to have been terminated at the beginning of the leave of absence.

Section 10. Mergers, Sales and Change of Control

(a) In the case of (i) any merger, consolidation, share exchange or combination of the Corporation with or into another corporation (other than a merger, consolidation, share exchange or combination in which the Corporation is the surviving corporation and which does not result in the outstanding Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the business or assets of the Corporation or (ii) a Change of Control of the Corporation, all Performance Periods shall be deemed to have ended as of the end of the most recent quarterly accounting period prior to the date of the merger, consolidation, share exchange, combination, sale of assets, or Change of Control, all Performance Goals to earn the maximum number of Performance Shares for each Performance Period shall be deemed to have been achieved, and the maximum number of Performance Shares (150% of the target award for each Performance Period) shall be deemed to have been earned. In the event that application of the foregoing provisions results in more than 2,500,000 Performance Shares being deemed to have been earned, then notwithstanding any other provision of the Plan (including but not limited to the provisions of Section 4) any Performance Shares in excess of 2,500,000 deemed to have been earned shall be paid in cash equivalent in value to the corresponding shares of Stock.

(b) “Change of Control” of the Corporation shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is in fact required to do so, provided that, without limitation, such a change of control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of the period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (A) or (D) of this definition) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (C) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Corporation; or (D) the stockholders of the Corporation approve a merger, consolidation or share exchange between the Corporation and any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger, consolidation or share exchange, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

Section 11. Adjustment of and Changes in Stock

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, share exchange, rights offering, distribution of assets, or any other change in the corporate structure or capital stock of the Corporation, the Committee shall make such adjustments, if any, as it deems appropriate in the number of Performance Shares that have been or may be granted under the Plan, the number of shares of Stock available for issuance under the Plan, and the Performance Goals and the number of Performance Shares that may be earned, to reflect the change, and any adjustments so made shall be conclusive for all purposes of the Plan.

Section 12. Miscellaneous Provisions

(a) The rights or interest of a Participant or Designated Beneficiary under the Plan may not be assigned, encumbered or transferred until such time as payment is made in accordance with Section 8(b), except to the extent rights may pass upon the death of the Participant to a Designated Beneficiary pursuant to the terms of this Plan.

(b) No Employee or other person shall have any claim or right to be granted Performance Shares under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any Employee or other person any right to be retained in the employ of the Corporation or any of its Subsidiaries.

(c) Performance Shares granted or earned and cash dividends or other cash distribution paid under the Plan shall not be deemed compensation in determining the amount of any entitlement under any retirement or other employee benefit plan of the Corporation or any of its Subsidiaries.

(d) The Committee may adopt and apply rules that will ensure that the Corporation and its Subsidiaries will be able to comply with applicable provisions of any Federal, state or local law relating to the withholding of tax, including but not limited to the withholding of tax on dividends paid on Performance Shares and on the amount, if any, includable in income of a Participant after the expiration of the Performance Period. The Committee shall have the right in its discretion to satisfy withholding tax liability by retaining or purchasing Performance Shares.

(e) The Plan shall be construed in accordance with and governed by the laws of the State of Maryland.

(f) In this Plan, whenever the context so requires, the masculine gender includes the feminine and a singular number includes the plural.

Section 13. Amendment or Termination

The Board of Directors of the Corporation may amend, suspend or terminate the Plan at any time and in such manner and to such extent as it deems advisable, but no amendment shall be made without the approval of a majority of the shares represented and entitled to vote at a duly called meeting of stockholders at which a quorum is present that would (i) increase the number of Performance Shares that may be granted under the Plan (except as provided in Section 11), (ii) increase the maximum number of shares of Stock available for issuance under the Plan (except as provided in Section 11), (iii) materially increase the 50% limitation set forth in Section 6, or (iv) change the Plan’s eligibility requirements. No amendment, suspension or termination shall impair any right theretofore granted to any Participant, without the consent of the Participant.

Section 14. Effective Date and Term of Plan

No Performance Shares may be granted under the Plan after the date of the 2010 Annual Meeting of Stockholders of the Corporation.

Section 15. Indemnification of Committee

In addition to such other rights of indemnification as they may have as members of the Corporation’s Board of Directors or as members of the Committee, each member of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which he may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Performance Shares granted thereunder, and against all amounts paid by him in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Corporation, or paid by him in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for gross negligence or misconduct in his duties; provided that within 60 days after the institution of such action, suit or proceeding, the Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

Exhibit C

The Black & Decker Executive Annual Incentive Plan

1. Purpose

The purpose of The Black & Decker Corporation Executive Annual Incentive Plan is to make a part of the annual compensation of the Corporation’s officers dependent on the Corporation’s performance and to provide rewards for performance as a competitive incentive to their efforts on the Corporation’s behalf, and thus to enhance and reinforce the Corporation’s ability to achieve its business goals. It is the intention of the Board of Directors of the Corporation in adopting the Plan that amounts paid to Participants under the Plan be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the Section 162(m) Regulations.

2. Definitions

Whenever used for purposes of the Plan, the following terms have the meanings defined below, and when the defined meaning is intended, the term is capitalized:

(a) “Award” means a grant to a Participant of incentive compensation under the Plan.

(b) “CEO” means the Chief Executive Officer of the Corporation.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” means the Organization Committee* of the Board of Directors of the Corporation, or any other committee consisting solely of two or more “outside directors” (within the meaning of the Section 162(m) Regulations) designated as such by the Board of Directors of the Corporation.

(e) “Corporation” means The Black & Decker Corporation.

(f) “Maximum Participant Award” means, with respect to a particular participant, the maximum Award payable to such Participant as determined in accordance with Section 6(c) under the Plan.

(g) “Participant” means an employee who is an officer of the Corporation who has been designated to participate in the Plan.

(h) “Performance Period” means the fiscal year in respect of which an Award is to be paid under the Plan.

(i) “Plan” means The Black & Decker Executive Annual Incentive Plan, as amended from time to time.

(j) “Section 162(m) Regulations” mean the regulations adopted pursuant to Section 162(m) of the Code, as amended from time to time.

(k) “Subsidiary” means any domestic or foreign corporation, at least 50% of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Corporation.

3. Administration

(a) The Committee shall determine who shall be a Participant, the applicable performance goals for each Performance Period and the amount of any Awards paid under the Plan, shall construe, interpret and administer the Plan, and shall adopt such rules and regulations and take such other action as it deems appropriate. All decisions by the Committee shall be final, conclusive and binding on

*	In 2002, the Compensation Committee of the Board of Directors was formed to perform certain functions previously performed by the Organization Committee, including the administration of the Plan.

agreeing to certain terms and conditions of employment (including, without limitation, noncompete, confidentiality or similar provisions). Prior to the payment of any Awards under the Plan the Committee shall certify, in accordance with the Section 162(m) Regulations, that the performance goals in respect of the applicable Performance Period have been satisfied. The Committee will report annually to the Board of Directors of the Corporation all action taken under the Plan, including Awards paid.

(b) Within 90 days of the beginning of each Performance Period (or, if earlier, before 25% of the period of service to which the performance goals relate has elapsed), the Committee shall establish or approve performance goals for the Performance Period. The performance goals established by the Committee shall be stated in terms of an objective formula or standard and shall be based on one of, or a combination of, the following factors: the market price of the Corporation’s Common Stock at the close of business on the last business day of the Performance Period, increases in the market price of the Corporation’s Common Stock during the Performance Period, the earnings for the Performance Period (either before taxes, before interest and taxes, before depreciation, amortization, interest and taxes, or after all of the foregoing), the earnings per share for the Performance Period, or, as to the Corporation or any business unit thereof, the return on equity or net assets for the Performance Period, the gross margin or cost of goods sold for the Performance Period, or the cash flow from operations or free cash flow for the Performance Period.

(c) The Committee shall administer the Plan in a manner consistent with the terms and conditions of the Section 162(m) Regulations to enable Awards paid under the Plan to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the Section 162(m) Regulations.

4. Participation

(a) Participation in the Plan shall be limited to selected officers of the Corporation who the Committee has determined have a significant influence on the Corporation’s annual corporate performance. The selection of Participants shall be made by the Committee within 90 days of the beginning of a Performance Period (or, if earlier, before 25% of the period of service to which the performance goals relate has elapsed) and communicated to the Participants as soon thereafter as practicable.

(b) At any time during a Performance Period the Committee may designate new Participants or remove officers from participation, in its sole discretion. An officer’s participation in the Plan in any prior year or years shall not give the officer the right to be a Participant in any subsequent year.

5. Awards

(a) At the end of each Performance Period, the CEO shall submit a written report to the Committee describing the performance of the Corporation (or, if applicable, a business unit) relative to those performance goals previously established by the Committee for the Performance Period.

(b) Awards shall be made annually in accordance with the respective performance against the performance goals established by the Committee for the respective Performance Period.

(c) The decision to pay or not to pay an Award and the amount of the Award to be paid shall be made by the Committee based on the performance goals established in respect of the applicable Performance Period and in accordance with the Section 162(m) Regulations. Under no circumstances may the Committee make an Award to a Participant that exceeds the applicable Maximum Participant Award for the respective Performance Period. The Committee in its sole discretion may reduce the amount of any Award paid to a Participant below the amount of the Award that otherwise would be payable to the Participant upon application of the performance goals for the applicable Performance Period or may decide not to pay an Award when performance goals for the applicable Performance Periods have been satisfied, but under no circumstances may the Committee increase the amount of any Award that otherwise would be payable to the Participant upon application of the performance goals for the applicable Performance Period.

(d) With respect to each Participant, the Maximum Participant Award for a Performance Period shall be equal to 200% of his or her annual base salary on the date the Committee establishes the performance goals for the applicable Performance Period. Notwithstanding the foregoing, under no circumstances may the Maximum Participant Award for any Performance Period exceed $4 million.

6. Payment of Awards

(a) Awards shall be paid as soon as practicable after the end of a Performance Period, after audited results for the Performance Period are available, and after the Committee has certified that the applicable performance goals have been satisfied.

(b) Awards shall be paid in cash and shall be paid in the currency in which each Participant’s base salary is paid.

7. Termination of Employment

If before an Award is actually paid to a Participant with respect to a Performance Period the Participant ceases to be a regular, full-time employee of the Corporation or any of its Subsidiaries for a reason other than retirement with a right to an immediate retirement benefit, the Participant’s eligibility under the Plan shall terminate and no Award will be made. If a Participant’s employment terminates at a time when the Participant has a right to receive an immediate retirement benefit from the Corporation or any of its Subsidiaries, the Committee may make such Award as it deems appropriate under the circumstances; provided, however, that the Award shall not exceed the Award the Participant would have been entitled to receive upon application of the performance goals for the applicable Performance Period if the Participant had been employed for the entire Performance Period times a fraction the numerator of which shall equal the number of days the Participant was employed by the Corporation and its Subsidiaries during the Performance Period and the denominator of which shall equal the number of days in the Performance Period.

8. Claim to Awards and Employment Rights

No officer or other person shall have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ of the Corporation or a Subsidiary or affecting the right of the Corporation and its Subsidiaries to terminate the employment of any person at any time, for any reason and with or without notice.

9. Tax Withholding

The Corporation or a Subsidiary, as appropriate, shall have the right to deduct from all Award payments for any Federal, State or local taxes or other similar payments required by law to be withheld with respect to such payments.

10. Expenses of Plan

The expenses of administering the Plan shall be borne by the Corporation and its Subsidiaries.

11. Amendment and Termination

The Corporation may, in its discretion, terminate, amend or modify this Plan at any time and from time to time.

12. Effective Date of the Plan

The Plan shall be effective as of January 1, 1996, provided that the Plan is approved by the stockholders of the Corporation at the 1996 Annual Meeting of Stockholders or any adjournment thereof. In the event the Plan is not approved by the stockholders of the Corporation at the 1996 Annual Meeting of Stockholders or any adjournment thereof, the Plan shall terminate and be of no force and effect and no benefits shall be payable hereunder.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting of Stockholders

April 26, 2005

The Black & Decker Corporation

701 East Joppa Road

Towson, Maryland 21286

HAVE YOU MOVED?

The Black & Decker Corporation

Mail Stop TW266

701 East Joppa Road

Towson, Maryland 21286

Please change my address on the books of The Black & Decker Corporation.

Name of Owner:                                                                                          Account #:

(Print name exactly as it appears on stock certificate)

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                                         Street Address                                         City or Town            State            Zip Code

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Owner should sign name exactly as it appears on stock certificate.

If this form is signed by a representative, evidence of authority should be supplied.

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INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/bdk		1-866-756-9932

•       Go to the Web site address listed above.

•       Have your proxy card ready.

•       Follow the simple instructions that appear on your computer screen.

•       Internet voting will be available until 9:00 am, eastern time, on April 26, 2005.

	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions. • Telephone voting will be available until 9:00 am, eastern time, on April 26, 2005.	OR	• Mark, sign, and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

Please sign, date, and return the proxy card promptly using the enclosed envelope.	☒ Votes must be indicated (x) in black or blue ink.

The Board of Directors or, with respect to the ratification of Ernst & Young LLP, the Audit Committee, recommends a vote FOR:

1. Election of all Directors				FOR	AGAINST	ABSTAIN

FOR ☐ All	WITHHOLD ☐ FOR ALL	EXCEPTIONS ☐	3. Amend and re-approve the performance-based goals under The Black & Decker Performance Equity Plan.	☐	☐	☐

Nominees:	01 - N.D. Archibald, 02 - N.R. Augustine, 03 - B.L. Bowles, 04 - M.A. Burns, 05 - K.B. Clark, 06 - M.A. Fernandez, 07 - B.H. Griswold, IV, 08 - A. Luiso, 09 - M. H. Willes		4. Re-approve the performance-based goals under The Black & Decker Executive Annual Incentive Plan	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)			The Board of Directors recommends a vote AGAINST:
				FOR	AGAINST	ABSTAIN
			5. Stockholder Proposal #1.	☐	☐	☐

2. Ratify the selection of Ernst & Young LLP as the independent registered public accounting firm.		FOR AGAINST ABSTAIN ☐ ☐ ☐	6. Stockholder Proposal #2.	☐	☐	☐

S C A N L I N E

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.
	Date	Share Owner sign here	Co-Owner sign here

THE BLACK & DECKER CORPORATION

701 East Joppa Road, Towson, Maryland 21286

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Nolan D. Archibald, Manuel A. Fernandez, and Anthony Luiso, and each of them, Proxies of the undersigned, with power of substitution, to vote all shares of common stock of The Black & Decker Corporation that the undersigned could vote if present at the 2005 Annual Meeting of Stockholders to be held April 26, 2005, and any adjournments of the meeting. The undersigned further gives the Proxies authority to vote according to their best judgment on any other matters properly coming before the meeting.

You are encouraged to specify your choice by marking the appropriate boxes (SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN ACCORDANCE with the Board of Directors’ recommendations. Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

Continued on the reverse side. Must be signed and dated on the reverse side.

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐	THE BLACK & DECKER CORPORATION
Comments or change of address	P.O. BOX 11140
NEW YORK, N.Y. 10203-0140
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(If you have written in the above space, please mark the corresponding box above.)